SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Arcus Biosciences, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☒	No fee required.
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ARCUS BIOSCIENCES, INC.
3928 Point Eden Way
Hayward, CA 94545
(510) 694-6200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the "Annual Meeting"), of Arcus Biosciences, Inc., a Delaware corporation ("Arcus"). The Annual Meeting will be held on Thursday, June 11, 2026, at 8:30 a.m. Pacific Time. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting and submit your questions and vote your shares online during the meeting by visiting www.virtualshareholdermeeting.com/RCUS2026 and using your 16-digit control number to enter the Annual Meeting. The stockholder list and instructions on how stockholders of record can view the stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2026. In addition, the stockholder list will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. The Annual Meeting will be held for the following purposes:
1.To elect the Board of Directors’ four nominees to hold office as Class II directors until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2026.
3.To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 16, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, June 11, 2026.
The Proxy Statement and Annual Report are available at
www.proxyvote.com

By Order of the Board of Directors
/s/ Terry Rosen___
Terry Rosen, Ph.D.
Chief Executive Officer and Chairman of the Board of Directors
Hayward, California
April 21, 2026

You are cordially invited to attend our Annual Meeting virtually via live webcast at www.virtualshareholdermeeting.com/RCUS2026. Whether or not you expect to attend the meeting, please vote as soon as possible. You may vote over the Internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a completed, signed and dated proxy card or voting instruction card in the envelope provided with the proxy card or voting instruction card. Please note that any stockholder attending the Annual Meeting that has received a 16-digit control number with their proxy materials may vote online during the meeting, even if the stockholder has already returned a proxy card or voting instruction card. Please see the instructions in the attached proxy statement and on your proxy card or voting instruction card, or on your Notice of Internet Availability of Proxy Materials.

ARCUS BIOSCIENCES, INC.
3928 Point Eden Way
Hayward, CA 94545
(510) 694-6200
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2026
To be held virtually at www.virtualshareholdermeeting.com/RCUS2026 on Thursday, June 11, 2026 at 8:30 am Pacific Time
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2026
This proxy statement and our annual report are available on our website at www.proxyvote.com. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 21, 2026 to all stockholders of record entitled to vote at the Annual Meeting.

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1	To elect the Board of Directors’ four nominees to hold office as Class II directors until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	For each Arcus director nominee
2
To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus for its fiscal year ending December 31, 2026.
For
3	To approve, on an advisory basis, the compensation of Arcus’s named executive officers, as disclosed in this Proxy Statement.	For

i

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because the Board of Directors (the "Board") of Arcus Biosciences, Inc. ("Arcus") is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the "Annual Meeting"), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
What is included in the proxy materials?
The proxy materials include:
•this proxy statement, which includes information regarding the proposals to be voted on at the Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;
•our Annual Report on Form 10-K for the year ended December 31, 2025 ("Annual Report");
•the Notice; and
•the proxy card or a voting instruction card for the Annual Meeting (which you will receive if you have requested paper copies of this proxy statement and our Annual Report).
We intend to mail the Notice on or about April 21, 2026 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
We will be hosting the Annual Meeting only by means of a live audio webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person physically. The live audio webcast will be held on Thursday, June 11, 2026, and will begin promptly at 8:30 a.m. Pacific Time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. We encourage our stockholders to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit www.virtualshareholdermeeting.com/RCUS2026. You will need the 16-digit control number included in the Notice, on the proxy card or on the voting instruction card.
Why are you holding a virtual Annual Meeting?
The Annual Meeting will be conducted via a live audio webcast and online stockholder tools. We have implemented the virtual format in order to facilitate stockholder attendance and participation from any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask us questions.
Who can vote at the Annual Meeting?
Stockholders of record and beneficial owners at the close of business on April 16, 2026 (the "Record Date"), will be able to vote their shares electronically during the Annual Meeting by using the 16-digit control number they should have received with their proxy materials. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/RCUS2026. On the Record Date, there were 125,628,682 shares of common stock outstanding and entitled to vote.
If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting, but you will not be able to vote your shares or submit questions during the Annual Meeting. See caption below titled "Attending the Annual Meeting as a Guest."
1.

Stockholder of Record: Shares Registered in Your Name
If on the Record Date, any of your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are the "stockholder of record" for such shares. As a stockholder of record, you may vote such shares online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, any of your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are considered a "beneficial owner" since you are the beneficial owner of such shares held in "street name" (and not the stockholder of record). If you are a beneficial owner, the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting such shares at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. Beneficial owners as of the Record Date who want to be able to attend and vote such shares at the Annual Meeting can attend using the 16-digit control number found on the notice and instructions received from their broker or other nominee. Beneficial owners as of the Record Date who have not received a 16-digit control number should contact their broker or other nominee for instructions on how to vote.
Attending the Annual Meeting as a Guest
Guests may enter the Annual Meeting in "listen-only" mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2026 and entering the information requested in the "Guest Login" section. Guests will not have the ability to vote at the Annual Meeting.
Who can ask questions at the Annual Meeting?
If you are attending the Annual Meeting as a stockholder of record or as a beneficial owner, questions can be submitted by accessing the meeting center at www.virtualshareholdermeeting.com/RCUS2026, entering your 16-digit control number and following the instructions. Instructions on how to ask questions and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2026. Guests will not have the ability to ask questions during the Annual Meeting.
List of Stockholders
A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Please email us at investorinfo@arcusbio.com to arrange a time to review. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2026. Instructions on how stockholders of record can view the stockholder list during the Annual Meeting are posted at www.virtualshareholdermeeting.com/RCUS2026.
What am I voting on?
There are three matters scheduled for a vote:
•Election of the Board's four nominees for Class II director (Proposal 1);
•Ratification of appointment by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2); and
•To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by rules promulgated by the SEC, on those matters in accordance with their best judgment.
2.

How do I vote?
You may either vote "For" all of the nominees to the Board or you may "Withhold" your vote for any nominee you specify. For the ratification of appointment by the Audit Committee of the Board (the "Audit Committee") of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, you may vote "For" or "Against" or abstain from voting. For the approval, on an advisory basis, of the compensation of our named executive officers, you may vote "For" or "Against" or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record (see "Who can vote at the Annual Meeting?—Stockholder of Record: Shares Registered in Your Name" above), you may vote online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, attend the Annual Meeting at www.virtualshareholdermeeting.com/RCUS2026 and vote your shares during the Annual Meeting. You will need your 16-digit control number provided in the Notice or proxy card in order to gain access to the Annual Meeting.
•To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time, on June 10, 2026, to be counted.
•To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time, on June 10, 2026, to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner (see "Who can vote at the Annual Meeting?—Beneficial Owner: Shares Registered in the Name of a Broker or Bank" above), you should have received a notice or voting instruction card containing voting instructions from the broker, bank or other agent in whose name such shares are held, rather than from us. Simply follow the voting instructions in such notice or voting instruction card to ensure that your vote is counted. To vote online at the Annual Meeting, you can do so using the 16-digit control number found on the notice and instructions received from your broker or other agent. Beneficial owners as of the Record Date who have not received a 16-digit control number should contact their broker or other nominee for instructions on how to vote. Whether or not you plan to attend the Annual Meeting, please vote by proxy as directed in your Notice or voting instruction card as soon as possible to ensure your vote is counted. You may still attend the Annual Meeting and vote online during the meeting even if you have already voted by proxy.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Can I vote my shares by completing and returning the Notice?
No. The Notice will, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card or voting instruction card, or by voting online at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.
3.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record (see "Who can vote at the Annual Meeting?—Stockholder of Record: Shares Registered in Your Name" above) and do not vote by completing your proxy card by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of all nominees for Class II director (Proposal 1), "For" the ratification of the independent registered public accounting firm (Proposal 2), and "For" the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3). If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares, to the extent permitted by rules implemented by the SEC, in accordance with the Board's recommendations.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, may my broker or bank vote my shares?
If you are a beneficial owner (see "Who can vote at the Annual Meeting?—Beneficial Owner: Shares Registered in the Name of a Broker or Bank" above) and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange ("NYSE"), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your "uninstructed" shares with respect to matters considered to be "routine" under NYSE rules, but not with respect to "non-routine" matters. In this regard, Proposals 1 and 3 are considered to be "non-routine" under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a "routine" matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. However, if you attend the Annual Meeting using your 16-digit control number and vote your shares, then your vote will override any vote of your shares by your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record (see "Who can vote at the Annual Meeting?—Stockholder of Record: Shares Registered in Your Name" above), you may revoke your proxy in any one of the following ways:
•submit another properly completed proxy card with a later date;
•grant a subsequent proxy by telephone or through the internet;
•send a timely written notice that you are revoking your proxy to our General Counsel at 3928 Point Eden Way, Hayward, CA 94545; and
•attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner (see "Who can vote at the Annual Meeting?—Beneficial Owner: Shares Registered in the Name of a Broker or Bank" above), you should follow the instructions provided by your broker, bank or other agent,
4.

or if you have your 16-digit control number you may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
If you wish to submit a proposal to be considered for inclusion in the proxy materials we prepare for next year’s annual meeting, your proposal must be submitted in writing by December 22, 2026, to Arcus Biosciences, Inc., 3928 Point Eden Way Hayward, CA 94545, Attention: General Counsel. However, if our 2027 annual meeting of stockholders is held before May 12, 2027, or after July 11, 2027, then your proposal must be received a reasonable time before we print and mail our proxy statement for the 2027 annual meeting of stockholders.
If you wish to submit a proposal (including a director nomination) for consideration at next year's annual meeting that is not to be included in next year’s proxy materials, you must do so no earlier than February 11, 2027, and no later than March 13, 2027, to Arcus Biosciences, Inc., 3928 Point Eden Way, Hayward, CA 94545, Attention: General Counsel. If such proposal is submitted after March 13, 2027 or before February 11, 2027, it will be considered untimely; provided, however, that if our 2027 annual meeting of stockholders is held before May 12, 2027, or after August 10, 2027, then your proposal must be received no earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such meeting and (b) the 10th day following the day on which notice of the date of the 2027 annual meeting of stockholders is mailed or public disclosure is made, whichever occurs first. You are also advised to review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations. Please refer to our bylaws for additional information required for your proposal (including a director nomination) to be considered.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") no later than April 12, 2027; provided, however, that, in the event that the annual meeting is held before May 12, 2027, or after July 11, 2027, for your notice to be timely, it must be so received by the Secretary not earlier than the close of business on the date the later of sixty (60) days prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us. Please refer to our bylaws and Rule 14a-19 under the Exchange Act for additional information and requirements regarding stockholder proposals and director nominations.
We will not consider any proposal or nomination that is not timely or otherwise does not meet our bylaws and the SEC’s requirements for submitting a proposal or nomination, as applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2027 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. For Proposal 1, the inspector of election will separately count the "For" and "Withhold" votes and the broker non-votes for each nominee. For proposals 2 and 3, the inspector of election will separately count the "For" and "Against" votes and the abstentions and broker non-votes for each proposal.
What are "broker non-votes"?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be "non-routine" under NYSE rules, the broker, bank or other such agent cannot vote the shares. Even when such matters are deemed "routine," the broker, bank or other such agent may choose not to exercise its discretionary power to vote such shares. These un-voted shares are counted as "broker non-votes." Proposals 1 and 3 are considered to be "non-routine" under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals. Proposal 2 is considered to be "routine" under NYSE rules, and brokers may generally vote on routine matters, therefore we expect no broker non-votes to exist in connection with Proposal 2.
5.

How many votes are needed to approve each proposal?
For Proposal 1, the election of Class II directors, the four nominees receiving "For" votes from a plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the Class II directors will be elected. Only votes "For" will affect the outcome. "Withheld" and broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, must receive "For" votes from the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Only votes "For" or "Against" will affect the outcome. Abstentions and broker non-votes will have no effect. Because Proposal 2 is considered a "routine" matter, no broker non-votes are expected in connection with this proposal.
To be approved, Proposal 3, approval of the compensation of our named executive officers, must receive "For" votes from the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Only votes "For" or "Against" will affect the outcome. Abstentions and broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote are present virtually at the virtual meeting, or represented by proxy. On the Record Date, there were 125,628,682 shares outstanding and entitled to vote. Thus, the holders of 62,814,342 shares must be present at the virtual meeting or represented by proxy at the virtual meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the virtual meeting. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
6.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, and each class has a three-year term. The terms of the Class I directors expire at the 2028 annual meeting of stockholders, the terms of the Class II directors expire at the Annual Meeting, and the terms of the Class III directors expire at the 2027 annual meeting of stockholders. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are four Class II directors whose terms of office expire at the Annual Meeting. If elected at the Annual Meeting, each of the nominees would serve as Class II directors until the 2029 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. Dr. Berger joined our Board in February 2025 with the resignation of Merdad Parsey, M.D., Ph.D. and pursuant to our Investor Rights Agreement with Gilead Sciences, Inc. ("Gilead"). Dr. Lacey and Ms. Lambert were previously elected to the Board by our stockholders in June 2023. Ms. Mercier joined our Board in January 2024 pursuant to our Investor Rights Agreement with Gilead. We invite and encourage our directors and nominees for director to attend the Annual Meeting, but have no formal policy regarding their attendance at our annual meetings. Eight of our eleven then-current members of the Board attended the 2025 annual meeting of stockholders.
Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Board. Each nominee has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.
The following table sets forth information regarding our directors as of March 1, 2026:

NAME	CLASS	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	III	66	Chief Executive Officer, Director and Chairman
Dietmar Berger, M.D., Ph.D.(4)	II	63	Director
Kathryn Falberg(1)	III	65	Director
Linda Higgins, Ph.D.(4)	III	63	Director
Yasunori Kaneko, M.D.(1)(2)	I	72	Director
David Lacey, M.D.(2)(3)(4)	II	73	Director
Nicole Lambert(2)(3)	II	52	Director
Patrick Machado, J.D.(3)	I	62	Director
Johanna Mercier	II	56	Director
Andrew Perlman, M.D., Ph.D.(1)(4)	I	78	Director
Antoni Ribas, M.D., Ph.D.(4)	I	60	Director
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Nominating and Corporate Governance Committee.
(4)Member of the Science Committee.

7.

Director Nominees
Below we provide a brief biography of each nominee for election to a three-year term as a Class II Director at the Annual Meeting:
Dietmar Berger, M.D., Ph.D. has served as a member of our Board since February 2025. Dr. Berger joined Gilead Sciences, Inc. (Nasdaq: GILD) in January of 2025 as its Chief Medical Officer. In his role at Gilead, he is responsible for leading the company’s clinical development and medical affairs strategy for all of Gilead’s medicines throughout the product lifecycle. With over 25 years of experience in preclinical and clinical drug development, Dr. Berger plays a pivotal role in advancing Gilead’s mission to deliver transformative therapies to patients worldwide. Prior to Gilead, Dr. Berger served in executive leadership positions at Sanofi, Genentech, Bayer HealthCare and Amgen. Dr. Berger is a board-certified Internist, Hematologist and Oncologist with full academic credentials and clinical experience. Dr. Berger was selected to be appointed to the Board pursuant to the Investor Rights Agreement and we believe he is able to make valuable contributions to the Board due to his extensive clinical development experience.
David Lacey, M.D. has served as a member of the Board since May 2020. From 1994 until his retirement in 2011, Dr. Lacey held various positions at Amgen Inc. (Nasdaq: AMGN), including Senior Vice President of Discovery Research. By the end of his tenure, he oversaw a research organization of approximately 1200 employees, encompassing four broad therapeutic areas: Inflammation, Oncology, Metabolic Disorders and Neurosciences that utilized both large and small molecules to interdict validated targets across these focus areas. Kepivance, Prolia, Xgeva, and Repatha were among a number of drugs that emerged from Amgen laboratories while under his supervision. Since July 2011, Dr. Lacey has provided services as a biopharmaceutical consultant to a number of private companies, academic institutions and venture capital firms through his company, David L. Lacey LLC. He currently serves on the board of directors of Nurix, Inc. (Nasdaq: NRIX) and Inbiomotion SL. Previously, Dr. Lacey served on the boards of directors of Argenx SE (Nasdaq: ARGX) from July 2014 until May 2021, Atreca, Inc. (Nasdaq: BCEL) from August 2015 to March 2024, and UNITY Biotechnology, Inc. (Nasdaq: UBX) from February 2018 to December 2020. He obtained both his B.A. in Biology and M.D. from the University of Colorado and received his formal training in Anatomic Pathology at Washington University in St. Louis, Missouri. We believe Dr. Lacey is able to make valuable contributions to the Board due to his extensive experience in drug discovery and management of large research organizations.
Nicole Lambert has served as a member of the Board since August 2021. Ms. Lambert is currently an Executive Director/Consultant at Russell Reynolds and previously served as the Chief Operating Officer of Myriad Genetics, Inc. from December 2021 until October 2023. Prior to her role as Chief Operating Officer, Ms. Lambert had served in various roles since joining Myriad Genetics in 2001, including Group President of Myriad Oncology, Myriad Women’s Health and Myriad International from March 2019 until December 2021, General Manager for Myriad Genetics' Oncology business from July 2018 to February 2019, and General Manager for its Urology business unit from June 2015 to June 2018. Prior to Myriad Genetics, she was a genetic counselor at Laboratory Corporation of America Holdings from February 2000 to May 2001. Ms. Lambert received her bachelor's degree in Biology and Sociology from Boston College and her master’s degree in Genetic Counseling from Mt. Sinai School of Medicine at New York University. We believe Ms. Lambert is able to make valuable contributions to the Board due to her extensive commercial experience.
Johanna Mercier has served as a member of the Board since January 2024. Ms. Mercier has served as the Chief Commercial Officer of Gilead Sciences, Inc. (Nasdaq: GILD), a biopharmaceutical company, since May 2019. In her role at Gilead, she is responsible for overseeing the global commercialization of all of Gilead’s medicines throughout the product lifecycle. Prior to Gilead, she served in a number of executive leadership positions over 25 years at Bristol-Myers Squibb including as President, U.S. & Large Markets from September 2018 until May 2019, President, U.S. from August 2017 until October 2018 and President, European Markets, Australia & Canada from August 2016 until August 2017. In her roles at Bristol-Myers Squibb, she gained broad experience across geographies and in all aspects of the commercial business and she led the execution of multiple launches that changed the standard of care in melanoma and renal cancers. Ms. Mercier holds a bachelor’s degree in biology from the University of Montreal and an MBA from Concordia University. She currently serves on the board of directors of Neurocrine Biosciences, Inc. (NASDAQ: NBIX) and the University of Southern California’s Leonard D. Schaeffer Center for Health Policy and Economics. Ms. Mercier was selected to be appointed to the Board pursuant to the Investor Rights Agreement and we believe she is able to make valuable contributions to the Board due to her extensive commercial experience and her current role at Gilead Sciences, Inc.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NOMINEE.

The following is a brief biography of each director who is not up for reelection at the Annual Meeting and whose term on the Board will continue as noted below:
Class III Directors Continuing in Office until the 2027 Annual Meeting
Kathryn Falberg has served as a member of the Board since September 2017. She served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc (Nasdaq: JAZZ), a biopharmaceutical company, from March 2012 to March 2014, after serving as its Senior Vice President and Chief Financial Officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was employed by Amgen, Inc. (Nasdaq: AMGN), where she served in various roles including Senior Vice President, Finance and Strategy, Chief Financial Officer, Vice President, Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg also serves as a member of the boards of directors, and on the audit committee, of biopharmaceutical company Nuvation Bio Inc. (NYSE: NUVB) and is a member of the board of directors of The Trade Desk, Inc. (Nasdaq: TTD), a technology company. Ms. Falberg has previously served on the boards of directors of multiple companies including Tricida, Inc. from April 2018 to June 2022, Urogen Pharma Ltd. (Nasdaq: URGN), from May 2015 until June 2022, Aimmune Therapeutics, Inc. from May 2015 until its acquisition by Nestlé S.A. in October 2020, Sio Gene Therapies Inc. (f.k.a. Axovant Sciences, Ltd.) (Nasdaq: SIOX) from April 2017 until February 2018, BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) from July 2016 until June 2017, aTyr Pharma, Inc. (Nasdaq: LIFE) from July 2014 until May 2017, Medivation, Inc. from January 2013 until its acquisition by Pfizer Inc. in September 2016 and Halozyme Therapeutics, Inc. (Nasdaq: HALO) from May 2007 until May 2016. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles and is an inactive certified public accountant. We believe Ms. Falberg is able to make valuable contributions to the Board due to her extensive business experience as an executive in the pharmaceutical industry and her service as a director and audit committee member of multiple other biopharmaceutical companies during her career.
Linda Higgins, Ph.D. has served as a member of the Board since August 2021. Dr. Higgins is currently the Senior Vice President Research, Strategy, Innovation and Portfolio at Gilead Sciences, Inc. (Nasdaq: GILD). Dr. Higgins joined Gilead in December 2010 and during her first nine years led its Biology group. Prior to joining Gilead, Dr. Higgins previously served as the President & Chief Executive Officer of InteKrin Therapeutics from April 2007 until November 2010 and as Head of Research at Scios, Inc., a Johnson & Johnson company, from September 1991 until March 2007, where she provided leadership for drug discovery, preclinical development, and translational medicine. Dr. Higgins obtained her B.A. degree in Behavioral Physiology from Kenyon College and her Ph.D. in Neuroscience from the University of California, San Diego School of Medicine and conducted her post-doctoral research in Molecular Genetics at the Howard Hughes Medical Institute at the University of California, Berkeley. Dr. Higgins also currently serves on the supervisory board of Galapagos NV (Nasdaq: GLPG) and as independent director and chair of the board of directors of Ensocell Therapeutics, and previously served on the board of directors of Tizona Therapeutics, Inc. from September 2020 until December 2023. Dr. Higgins was selected to be appointed to the Board pursuant to the Investor Rights Agreement and we believe she is able to make valuable contributions to the Board due to her extensive research and business experience and her current role at Gilead Sciences, Inc.
Terry Rosen, Ph.D. is our co-founder and has served as the Chairman of the Board since December 2017, our Chief Executive Officer since May 2015 and as a member of the Board since April 2015. Previously, Dr. Rosen co-founded (with Dr. Jaen) and served as the Chief Executive Officer of Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Rosen was at Amgen, Inc. (Nasdaq: AMGN), a biopharmaceutical company, from 2004 to January 2013 where he most recently served as Vice President of Therapeutic Discovery from 2011 to January 2013. He also worked at Tularik Inc., a biopharmaceutical company, from 1993 to 2004 when it was acquired by Amgen, Inc., Pfizer Central Research, a division of Pfizer Inc. (NYSE: PFE), a biopharmaceutical company, from 1987 to 1993, and Abbott Laboratories (NYSE: ABT), a health care company, from 1985 to 1987. Dr. Rosen serves on the board of directors of IDEAYA Biosciences, Inc. (Nasdaq: IDYA) and on the boards of various private and non-profit entities including, Epiodyne, Inc., Simcha Therapeutics Holding Company, LLC, Sonoma Biotherapeutics, Inc., the Berkeley Board of Visitors, the Berkeley Foundation, and the Salk Institute. Dr. Rosen previously served on the board of directors of PACT Pharma, Inc. from December 2016 until October 2022. Dr. Rosen holds a B.S. in Chemistry from the University of Michigan and a Ph.D. in Chemistry from the University of California, Berkeley. We believe that Dr.
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Rosen should serve as a director based on his position as one of our founders and as our Chief Executive Officer, his extensive experience in general management and business development and his experience in the field of biosciences.
Class I Directors Continuing in Office until the 2028 Annual Meeting
Yasunori Kaneko, M.D. has served as a member of the Board since May 2015. Dr. Kaneko was a Managing Director at Skyline Venture Partners, L.P., a venture capital firm, from January 1999 to January 2019. Dr. Kaneko previously served as Chief Financial Officer and Vice President, Business Development at Tularik, Inc., a biopharmaceutical company, at various times from 1992 until 1999. Dr. Kaneko served as a Senior Vice President and Chief Financial Officer of Ionis Pharmaceuticals, Inc. (Nasdaq: IONS), a pharmaceutical company, which went public in May 1991 during his tenure from 1991 to 1992. Dr. Kaneko began his career at Genentech, Inc., a biotechnology company, where he served in a business development role, from 1981 to 1987 and as head of corporate finance in the investment banking division of Paribas Capital Markets LTD, from 1987 to 1991. Dr. Kaneko is a member of the Stanford Interdisciplinary Life Sciences Council and serves as chairman of the board of Provigate Inc. Dr. Kaneko served on the boards of H.U. Group Holdings, Inc. (TSE: 4544) from June 2015 to June 2025, Nippon Paint Holdings Co., Ltd. (TSE: 4612) from March 2018 to March 2020, and LeukoSite Inc., a biopharmaceutical company, from February 1998 until its merger with Millennium Pharmaceuticals, Inc. in December 1999. Dr. Kaneko received an undergraduate degree and a medical degree from Keio University in Tokyo, and an M.B.A. from Stanford Graduate School of Business. We believe Dr. Kaneko is able to make valuable contributions to the Board due to his educational background in medicine, as well as his experience in the life science, pharmaceutical and related financial industries.
Patrick Machado, J.D. has served as a member of the Board since December 2019. Mr. Machado has over two decades of experience growing biopharmaceutical organizations from development through commercialization. He has extensive operational experience, having led finance, business development and legal functions at multiple companies. Mr. Machado co-founded and served as Chief Financial Officer and Chief Business Officer at Medivation, Inc. from August 2003 until his retirement in April 2014 and served as a member of Medivation’s board of directors from April 2014 until its acquisition by Pfizer Inc. in September 2016. During his tenure at Medivation, Mr. Machado helped lead the company through substantial growth and challenges, providing strong leadership during the clinical development and successful commercial launch of XTANDI® in prostate cancer. Prior to Medivation, Mr. Machado worked at ProDuct Health, Inc. from 1998 until 2001 where he held positions as Chief Financial Officer, Senior Vice President of Business Development and General Counsel; Mr. Machado was also responsible for working with national health plans in the U.S. to expand access to patients in need of ductal lavage. Earlier in his career, Mr. Machado served as chief legal counsel to the Chiron Technologies business unit at Chiron Corporation from 1996 until 1998 and led the transaction teams for all substantial Chiron Technologies collaborations. Prior to joining Chiron, Mr. Machado worked for Morrison & Foerster LLP, a leading international law firm, from 1990 until 1996, and for the Massachusetts Supreme Judicial Court from 1989 until 1990. Mr. Machado also serves as a member of the board of directors of Xenon Pharmaceuticals (Nasdaq: XENE) and Alumis Inc (Nasdaq: ALMS). Mr. Machado previously served on the board of directors of ACELYRIN, Inc. (Nasdaq: SLRN) from May 2021 until its merger with Alumis in February 2025, Adverum Biotechnologies, Inc. (Nasdaq: ADVM) from March 2017 until its acquisition by Eli Lilly in December 2025, Chimerix Inc. from May 2014 to June 2024, Endocyte, Inc. from February 2018 until December 2018, Principia Biopharma Inc. from June 2019 until its acquisition by Sanofi S.A. in September 2020, Rocket Pharmaceuticals, Inc. (f.k.a. Inotek Pharmaceuticals Corporation) (Nasdaq: RCKT) from August 2016 until January 2018, Roivant Sciences Ltd. (Nasdaq: ROIV) from October 2016 until June 2022, SCYNEXIS, Inc. (Nasdaq: SCYX) from October 2016 until June 2022, Sio Gene Therapies Inc. (f.k.a. Axovant Sciences, Inc.) (Nasdaq: SIOX) from June 2017 until February 2018, Turning Point Therapeutics, Inc. from May 2019 until its acquisition by Bristol-Myers Squibb Co. in September 2022 and Turnstone Biologics Corp. (Nasdaq: TSBX) from August 2018 until April 2024. Mr. Machado received his J.D. degree from Harvard Law School and holds both a Bachelor of Science degree in Economics and a Bachelor of Arts degree in German from Santa Clara University in California. We believe Mr. Machado is able to make valuable contributions to the Board due to his extensive business experience as an executive and public company director in the pharmaceutical industry.
Andrew Perlman, M.D., Ph.D. has served as a member of the Board since December 2020. Dr. Perlman currently serves as Managing Director and Head of non-clinical Development of X-37, LLC, an artificial intelligence-enabled drug discovery company since November 2018. He was previously Managing Director and Chief Medical Officer of Velocity Pharmaceutical Development LLC, a pharmaceutical company that acquires attractive drug candidates and rapidly advances them through a commercially relevant clinical proof-of-concept, from 2011 to 2018. Dr. Perlman also served as President of Vitesse Biologics, LLC, a biotech company focused on the development of antibody and protein-based therapeutics in the areas of immunology, hematology, and oncology, which was a joint collaboration among Velocity Pharmaceutical Development LLC, Shire plc and the Mayo Clinic, until its acquisition in December 2020. From 2004 to October 2016, Dr. Perlman was Chief Executive Officer at Innate Immune Inc., a biotech company focused on developing therapies for asthma and autoimmune diseases. From 1993 to 2004, Dr. Perlman served as Vice President and then
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Executive Vice President of Tularik Inc. (acquired by Amgen Inc.), except for nine months in 2002 when he served as Chief Executive Officer of Affymax Inc. At Tularik Inc., Dr. Perlman’s responsibilities included clinical trial design and implementation, business development and financing activities, culminating with Tularik Inc.'s acquisition by Amgen Inc. in 2004 for $1.3 billion. Dr. Perlman began his notable career in drug development at Genentech, Inc., where he played a key role in the development, FDA approval, and marketing of Nutropin, a human growth hormone, and was responsible for the development of Genentech’s portfolio of endocrine drugs and drug candidates. Dr. Perlman also serves as an advisor to various companies, including venture capital firms 8 VC, Avestria Ventures Management LLC and V2M Capital LLC, and biotechnology companies Hexagon Bio, Inc., Hinge Bio, Inc., Shasqi, Inc., Acelot Inc. and Escalante, Inc. Dr. Perlman has a B.S. in Physics from MIT and an M.D. and Ph.D. in physiology from New York University. He did his Ph.D. research in the laboratory of Nobel laureate Professor Eric Kandel and received postgraduate clinical training at Stanford School of Medicine and NYU. From 1984 to 1987 he was an assistant professor at Stanford University where he engaged in clinical work, teaching and research on hypertension. We believe Dr. Perlman is able to make valuable contributions to the Board due to his extensive business, finance and development experience in the biopharmaceutical industry.
Antoni Ribas, M.D., Ph.D. has served as a member of the Board since October 2019. Dr. Ribas has also served as a member of the Scientific Advisory Board since its creation in 2015. Dr. Ribas is an internationally recognized physician-scientist who conducts translational and clinical research aimed at understanding how the immune system can be used to treat cancer. He has been a leader in the research and clinical development of multiple types of therapeutic agents, including immune checkpoint inhibitors, gene-engineered T cells, and BRAF-targeted therapies. His efforts have been instrumental in transforming the treatment paradigm for oncology patients, particularly those with malignant melanoma, having served as principal investigator for multiple trials, including those involving the breakthrough cancer therapy, Keytruda®. Dr. Ribas has served as Professor of Medicine, Surgery, and Molecular and Medical Pharmacology at the University of California Los Angeles (UCLA) since July 2011, Director of the Tumor Immunology Program at the UCLA Jonsson Comprehensive Cancer Center since June 2010, and Director of the Parker Institute for Cancer Immunotherapy Center at UCLA since 2016. He was the President for the American Association for Cancer Research (AACR) from April 2020 to April 2021. Dr. Ribas has founded or advised several successful biopharma companies, such as Kite Pharma Inc. and Flexus Biosciences, Inc. and currently serves on the board of directors of Lutris Pharma. Dr. Ribas received M.D. and Ph.D. degrees from the Universidad de Barcelona (Spain). He completed his internship and residency in medical oncology at the University Hospital Vall d’Hebron (Barcelona, Spain) and conducted postdoctoral research at UCLA. Following a fellowship in hematology/oncology in the Department of Medicine at UCLA, he has held numerous faculty and administrative positions at UCLA since 2001. Dr. Ribas has received a myriad of awards and honors, including the AACR-CRI Lloyd J. Old Award in Cancer Immunology, the AACR Richard and Hinda Rosenthal Award and the National Cancer Institute Outstanding Investigator Award. Dr. Ribas has also served on the board of directors of leading scientific organizations such as the AACR and the Society for Immunotherapy of Cancer. He is an elected Fellow of the AACR Academy, the American Society for Clinical Investigation, the Association of American Physicians and the US National Academy of Medicine. We believe Dr. Ribas is able to make valuable contributions to the Board due to his extensive experience in medicine and clinical research.

11.

CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after a review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, including our senior management and independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable NYSE listing standards: Ms. Falberg, Dr. Kaneko, Dr. Lacey, Ms. Lambert, Mr. Machado, Dr. Perlman and Dr. Ribas. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Dr. Rosen is not independent by virtue of being one of our executive officers, and Dr. Berger, Dr. Higgins and Ms. Mercier are not independent by virtue of their relationship with Gilead.
Board Leadership Structure
Our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Dr. Rosen, our Chief Executive Officer, currently serves as our Chairman of the Board and Dr. Kaneko serves as our lead independent director. As lead independent director, Dr. Kaneko presides over periodic meetings of our independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. We believe that our current leadership structure is appropriate as it allows the Board to benefit from Dr. Rosen’s in-depth knowledge of our business in formulating and implementing strategic initiatives, provides a unified leadership to confront challenges facing our business, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. We will continue to periodically review our leadership structure and may make changes in the future if appropriate.
Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. The Board administers its oversight function directly as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee oversees the management of risks associated with our financial reporting, accounting, auditing and cybersecurity matters; the Compensation Committee of the Board (the "Compensation Committee") oversees the management of risks associated with our compensation policies and programs; the Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee") oversees the management of risks associated with director independence, conflicts of interest, composition and organization of the Board and director succession planning; and the Science Committee of the Board (the "Science Committee") oversees the management of risks associated with our research and development strategy.
Meetings of the Board of Directors
The Board met ten times during the last fiscal year. As required under applicable NYSE listing standards, in fiscal year 2025, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. Ms. Falberg, Dr. Higgins, Dr. Kaneko, Dr. Lacey, Ms. Lambert, Mr. Machado, Dr. Perlman, Dr. Ribas and Dr. Rosen attended at least 75% of the aggregate number of meetings of the Board and committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.
Information Regarding Committees of the Board of Directors
During the year ended December 31, 2025, the Board had four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science Committee. The following
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table provides membership and meeting information for each of the committees during our 2025 fiscal year (Dr. Rosen and Ms. Mercier did not serve on any committees in 2025):

Name	Audit	Compensation	Nominating and Corporate Governance	Science
Dietmar Berger, M.D., Ph.D.	—	—	—	x
Kathryn Falberg	x*	x(1)	—	—
Linda Higgins, Ph.D.	—	—	—	x
Yasunori Kaneko, M.D.	x	x*	—	—
David Lacey, M.D.	—	x	x*	x
Patrick Machado, J.D.	—	—	x	—
Andrew Perlman, M.D., Ph.D.	x	—	—	x*
Antoni Ribas, M.D., Ph.D.	—	—	—	x
Nicole Lambert	—	x(2)	x	—
Total meetings during 2025 fiscal year	7	6	2	4
*Committee Chairperson
(1) Ms. Falberg served on the Compensation Committee until March 2025.
(2) Ms. Lambert began serving on the Compensation Committee in March 2025.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. With regards to our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Board has determined that each member of such committees meets the applicable NYSE rules and regulations regarding "independence."
Audit Committee
The Audit Committee is established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee assists the Board with:
•oversight of the integrity of our consolidated financial statements;
•overseeing our cybersecurity risk management processes, including oversight and mitigation of risks from cybersecurity threats;
•complying with legal and regulatory requirements;
•evaluating the qualifications, independence and performance of the independent registered public accounting firm; and
•overseeing the design and implementation of our financial risk assessment and risk management.
Among other things, our Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our consolidated financial statements, and the results of the audit, quarterly reviews of our consolidated financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Our Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Our Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures.
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The Audit Committee is currently composed of the three following directors: Ms. Falberg, Dr. Kaneko and Dr. Perlman. Each member of our Audit Committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Ms. Falberg is the chair of the Audit Committee. The Board has determined that each of Ms. Falberg and Dr. Kaneko qualify as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NYSE. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.arcusbio.com.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10‑K for the fiscal year ended December 31, 2025.

Kathryn Falberg (Chair) Yasunori Kaneko, M.D. Andrew Perlman, M.D., Ph.D.
The material provided under "Report of the Audit Committee" in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee is currently composed of three directors: Dr. Kaneko, Dr. Lacey and Ms. Lambert. Each member of the Compensation Committee is independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02 as applied to compensation committee members). Dr. Kaneko is the chair of the Compensation Committee. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.arcusbio.com.
The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:
•establishment of corporate and individual performance objectives relevant to the compensation of our directors, officers and employees and evaluation of performance in light of these stated objectives;
•review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and
•administration of our equity administration policy, equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least annually and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Arcus. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of Arcus, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged
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for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
The Compensation Committee has engaged Radford, Inc. ("Radford"), a nationally-recognized compensation consulting firm, to assist the Compensation Committee in developing appropriate incentive plans for our directors and executives on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. The Compensation Committee reviewed the independence of Radford, taking into consideration the six factors prescribed by the SEC and NYSE. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2018, the Compensation Committee formed an Equity Committee, currently composed of Dr. Jaen, to which it delegated authority to grant, without any further action required by the Compensation Committee, equity awards to employees who are not officers of Arcus. The purpose of this delegation of authority is to enhance the flexibility of equity administration within Arcus and to facilitate the timely grant of equity awards to non-management employees, including any annual grants to continuing employees, within specified limits approved by the Compensation Committee.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2025 are described in greater detail in the "Executive Compensation" section of this proxy statement.
Compensation Committee Report
The Compensation Committee of the Board of Directors of Arcus Biosciences, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Arcus Biosciences, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

Yasunori Kaneko, M.D. (Chair) David Lacey, M.D. Nicole Lambert
The material provided under "Compensation Committee Report" in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and recommending to the Board a set of corporate governance principles for us.
The Nominating and Corporate Governance Committee is composed of three directors: Dr. Lacey, Ms. Lambert and Mr. Machado. Dr. Lacey is the chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website, www.arcusbio.com.
The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including possessing relevant expertise upon which to be able to offer
15.

advice and guidance to management, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having the commitment to rigorously represent the long-term interests of our stockholders, and having sufficient time to devote to our affairs. The Nominating and Corporate Governance Committee identifies potential candidates by using its network of contacts as well as solicits additional potential candidates from the Board.
The Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business and operations.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at 3928 Point Eden Way, Hayward, CA 94545 at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders and must include the following information:
•name and address of the nominating stockholder;
•a representation that the nominating stockholder is a record holder;
•a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;
•information regarding each nominee that would be required to be included in a proxy statement;
•a description of any arrangements or understandings between the nominating stockholder and the nominee; and
•the consent of each nominee to serve as a director, if elected.
The Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified by any other person, including members of the Board.
Science Committee
The Science Committee is responsible for overseeing, on behalf of the Board, our research and development strategy, including with respect to our clinical programs and the capabilities of our product candidates. Among other responsibilities, the Science Committee:
•advises the Board on the direction of any progress made towards our research and development strategy;
•monitors the status, progress and outcomes of our key clinical trials; and
•reviews the potential effect of developments in the competitive scientific landscape and emerging science trends on our clinical programs.
The Science Committee is currently composed of five directors: Dr. Berger, Dr. Higgins, Dr. Lacey, Dr. Perlman and Dr. Ribas. Dr. Perlman is the chair of the Science Committee.
Stockholder Communications with The Board of Directors
Stockholders and any interested party may direct correspondence to the Board or an individual director, including Dr. Kaneko, our lead independent director, to our Corporate Secretary at our principal executive offices at 3928 Point Eden Way, Hayward, CA 94545. The Corporate Secretary will review all correspondence and will forward the communications on to the relevant individual director or the whole Board; however, the Corporate Secretary generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about Arcus.
Code of Conduct and Ethics
We have adopted the Arcus Biosciences, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at www.arcusbio.com. If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, Arcus will promptly disclose the nature of the amendment or waiver on its website or in a Current Report on Form 8-K.
16.

Corporate Governance Guidelines
The Board adopted Corporate Governance Guidelines to document the governance practices we follow and to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of Arcus’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.arcusbio.com.
Clawback Policy
We maintain a Compensation Clawback Policy which is administered by our Compensation Committee. Under this policy, our Compensation Committee is required to recoup applicable excess incentive-based compensation received by our executive officers in the event of a covered financial restatement. This policy is designed to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and requirements of NYSE Listed Company Manual Section 303A.14.
Equity Administration Policy
Our Compensation Committee has adopted an Equity Administration Policy which implements a framework for a consistent process for granting, pricing and administering equity-based awards. The policy establishes the terms of all equity-based awards issued by the Company to officers, employees and consultants under our equity plans. The policy establishes the terms for such grants including the grant effective date, pricing and vesting. For example, all equity awards will have a grant effective date of the 8th or the 23rd of a calendar month (whichever occurs first) following approval by the Compensation Committee. If such day is not a trading day, the effective date of such grant will be the next trading day thereafter.
During 2025, we did not grant stock options, stock appreciation rights, or similar option‐like instruments to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. Our Compensation Committee does not take material nonpublic information into account when determining the timing or terms of awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our Insider Trading Policy is included as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2025. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.
Our Insider Trading Policy also provides that directors, officers and employees should not (i) engage in any short sales, (ii) acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put or call option or other derivative contracts or transactions, nor (iii) borrow from a brokerage firm, bank or similar entity in order to purchase our securities.
17.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of the holders of stock having a majority in voting power of the votes cast by the holders of all the shares of stock present or represented at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Votes "For" and "Against" will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2025 and 2024, by Ernst & Young LLP (in thousands):

	Fiscal Year Ended
	2025	2024
Audit Fees (1)	$2,027	$2,570
Audit-Related Fees	—	—
Tax Fees (2)	48	66
All Other Fees (3)	5	5
Total Fees	$2,080	$2,641
(1)Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Reports on Form 10-K; review of our interim financial statements included in our quarterly reports on Form 10-Q; consultation on technical accounting matters; assistance with registration statements filed with the SEC; and the issuance of comfort letters and consents.
(2)Consists of fees billed for professional services rendered for tax compliance and studies of our research and development tax credits.
(3)Consists of fees billed in the indicated year for an annual subscription to Ernst & Young LLP's online resource library.
All fees described above were pre-approved by the Audit Committee.
In connection with our engagement of Ernst & Young LLP, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for us. The terms of such agreement are subject to alternative dispute resolution procedures.
Pre-Approval Policies and Procedures
The Audit Committee must pre-approve audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has approved all services by Ernst & Young prior to performance of the services.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.
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PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers as disclosed in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our stockholders have recommended, and the Board has approved, a frequency of each year for advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will be at our 2027 Annual Meeting of Stockholders.
The compensation of our named executive officers subject to the vote is disclosed in the "Compensation Discussion and Analysis," compensation tables, and related narrative disclosure contained in this Proxy Statement. Our executive compensation program is focused on pay-for-performance with a goal of providing competitive overall compensation that attracts and retains top performers and aligns their interests with those of our stockholders. Approximately 94% of the votes cast on the say-on-pay proposal at our 2025 annual meeting of stockholders voted in support of the compensation paid to our named executive officers for 2024. We are again requesting your non-binding vote on the following resolution:
"RESOLVED, that the compensation paid to the named executive officers of Arcus Biosciences, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Although the vote is an advisory vote only and is not binding on us or the Board, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the holders of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting is required for approval of this proposal. Votes "For" and "Against" will affect the outcome. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.
19.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of March 1, 2026, for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer;
•each of our directors; and
•all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common stock (i) subject to options that are currently exercisable or exercisable within 60 days of March 1, 2026 and (ii) underlying restricted stock units that are scheduled to vest within 60 days of March 1, 2026, are deemed to be outstanding and to be beneficially owned by the person holding any such options or restricted stock units for the purpose of computing the beneficial ownership of that person (including for the purpose of computing beneficial ownership of all current directors and officers), but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.
Percentages of beneficial ownership of our common stock in the table are based on 125,350,535 shares of common stock issued and outstanding on March 1, 2026.

Name of Beneficial Owners	Shares Owned	Shares That May Be Acquired Within 60 Days	Total Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders (other than directors and named executive officers):
Gilead Sciences, Inc. (1)	31,424,960	—	31,424,960	25.1%
BlackRock, Inc. (2)	12,736,927	—	12,736,927	10.2%
Directors and Named Executive Officers:
Dietmar Berger	—	—	—	*
Kathryn Falberg (3)	157,406	123,400	280,806	*
Robert C. Goeltz II	20,674	601,376	622,050	*
Linda Higgins, Ph.D.	—	—	—	*
Juan Carlos Jaen, Ph.D. (4)	1,199,302	954,019	2,153,321	1.7%
Jennifer Jarrett	124,074	1,771,160	1,895,234	1.5%
Yasunori Kaneko, M.D. (5)	938,955	88,400	1,027,355	*
David Lacey, M.D.	57,652	132,525	190,177	*
Nicole Lambert	24,000	82,000	106,000	*
Patrick Machado, JD	25,300	138,400	163,700	*
Richard Markus, M.D., Ph.D.	9,253	101,415	110,668	*
Johanna Mercier	—	—	—	*
Andrew Perlman, M.D., Ph.D.	29,325	95,400	124,725	*
Antoni Ribas, M.D., Ph.D. (6)	38,903	146,525	185,428	*
Terry Rosen, Ph.D. (7)	2,592,608	1,454,557	4,047,165	3.2%
All current directors and executive officers as a group (15 persons) (8)	5,168,512	4,684,268	9,852,780	7.6%
*Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)Based on Schedule 13D filed with the SEC on November 5, 2025 by Gilead. The principal business address of Gilead is 333 Lakeside Drive, Foster City, California 94404.
(2)Based on Schedule 13G/A filed with the SEC on January 8, 2026 by BlackRock, Inc. BlackRock, Inc. has sole dispositive power with respect to all of these shares and sole voting power with respect to 12,736,927 of these shares. BlackRock Fund Advisors may also be deemed to beneficially own 5% or more of our outstanding shares of common stock. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)Shares owned includes 132,106 shares of common stock held by trusts.
(4)Shares owned includes 922,240 shares of common stock held by trusts.
(5)Shares owned includes (a) 505,050 shares of common stock held by Kaneko Capital, LLC, (b) 252,524 shares of common stock held by Kaneko Investments, LLC, and (c) 161,381 shares of common stock held by trusts.
(6)Shares owned includes 8,553 shares of common stock held by trusts.
(7)Shares owned includes 2,409,605 shares of common stock held in trusts, including 635,374 shares held in family trusts in which Dr. Rosen has no pecuniary interest but retains voting and dispositive power.
(8)Consists of the number of shares of common stock beneficially owned by all executive officers and directors as of March 1, 2026, excluding Ms. Jarrett as she left the Company in March 2026.
20.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of March 1, 2026:

NAME	AGE	POSITION HELD WITH THE COMPANY
Terry Rosen, Ph.D.	66	Chief Executive Officer, Director and Chairman
Robert C. Goeltz, II	53	Chief Financial Officer
Juan Carlos Jaen, Ph.D.	68	President
Jennifer Jarrett	55	Chief Operating Officer
Richard Markus, M.D., Ph.D.	60	Chief Medical Officer
Carolyn Tang	47	General Counsel
For a biography of Dr. Rosen, see "Proposal 1 – Election of Directors."
Robert C. Goeltz II has served as our Chief Financial Officer since August 2020. Mr. Goeltz joined us from UNITY Biotechnology, Inc. (Nasdaq: UBX), a biotechnology company, where he served as Chief Financial Officer and Senior Vice President from September 2017 to July 2020. Prior to UNITY, Mr. Goeltz was Chief Financial Officer and Senior Vice President at CytomX Therapeutics, Inc. (Nasdaq: CTMX), a biotechnology company focused on cancer therapeutics, from May 2015 to May 2017. Prior to that, Mr. Goeltz served as Chief Financial Officer of Onyx Pharmaceuticals, Inc. after its acquisition by Amgen Inc., from October 2013 until May 2015. Previously, Mr. Goeltz held roles of increasing responsibility at Amgen Inc., including in Business Development, Commercial Finance, R&D Finance and Corporate Accounting from 2004 to 2013. He began his career working in the audit practice of Ernst & Young LLP. Mr. Goeltz received a B.B.A. in Business from Emory University and an M.B.A. from the UCLA Anderson School of Management. He is also a Certified Public Accountant (inactive).
Juan Carlos Jaen, Ph.D. is our co-founder and has served as our President since May 2015. Dr. Jaen also served as a member of the Board from April 2015 until January 2024. Previously, Dr. Jaen co-founded (with Dr. Rosen) and served as the President and Head of Research and Development at Flexus Biosciences, Inc. from October 2013 to April 2015, when it was acquired by Bristol-Myers Squibb. Prior to that, Dr. Jaen served as Senior Vice President of Drug Discovery and as the Chief Scientific Officer of ChemoCentryx, Inc., a biopharmaceutical company, from 2007 to September 2013. From 2004 to 2006, Dr. Jaen was Vice President of Chemistry at Amgen Inc. (Nasdaq: AMGN) and from 1996 to 2004, Dr. Jaen held positions as Director of Medicinal Chemistry and Vice President of Chemistry at Tularik, Inc. Prior to that, Dr. Jaen held several positions in drug discovery and program management, from 1983 to 1996, at the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a pharmaceutical company. Dr. Jaen also serves on the board of directors of multiple private entities including the Bella Charitable Foundation, Breakpoint Therapeutics GmbH, Hexagon Bio, Inc., R2M Pharma, Inc. and Shasqi, Inc. Dr. Jaen previously served on the board of directors of PACT Pharma, Inc. from October 2016 until October 2022. Dr. Jaen holds a B.S. in Chemistry from the Universidad Complutense de Madrid and a Ph.D. in Organic Chemistry from the University of Michigan.
Jennifer Jarrett served as our Chief Operating Officer from October 2020 until March 30, 2026. She also served as a member of the Board from January 2019 until January 2024. Prior to joining us, Ms. Jarrett served as Vice President, Corporate Development and Capital Markets at Uber, Inc. (NYSE: UBER), a technology company providing a platform for mobility, delivery and freight services, from January 2019 to October 2020 and prior to that, served as our Chief Operating and Financial Officer from June 2018 to January 2019, and as our Chief Business Officer and Chief Financial Officer from March 2017 to June 2018. From April 2016 to September 2016, Ms. Jarrett was the Chief Financial Officer of Medivation, Inc., a biopharmaceutical company, which was acquired by Pfizer Inc. Prior to that, Ms. Jarrett spent 20 years in investment banking, most recently as Managing Director at Citigroup from July 2010 to April 2016, where she was responsible for managing their west coast life sciences investment banking practice. Before that, Ms. Jarrett was a Director and Managing Director at Credit Suisse from 2000 to 2010, and an associate at Donaldson, Lufkin & Jenrette from 1998 to 2000. During her tenure as an investment banker, Ms. Jarrett covered biotechnology and pharmaceutical companies, primarily in the San Francisco Bay Area. She currently serves on the board of directors of Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX), Sagimet (Nasdaq: SGMT), Zura Bio Ltd (Nasdaq: ZURA), Cajal Neuroscience and LifeMine Therapeutics and previously served on the boards of directors of Arena Pharmaceuticals, Inc. from July 2017 until its acquisition by Pfizer in March 2022, Audentes Therapeutics from July 2017 until its acquisition by Astellas Pharma Inc. in January 2020, Radius Health, Inc. from May 2022 until its acquisition by Gurnet Point Capital and Patient Square Capital in August 2022 and Consonance-HFW Acquisition Corp. from December 2020 until its business combination with Surrozen Operating, Inc. in August 2021. Ms. Jarrett holds a B.A. in Economics, cum laude, from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.
21.

Richard Markus joined us in January 2025 to serve as our Chief Medical Officer. Dr. Markus was most recently the Chief Executive Officer of Dantari, Inc. from February 2019 until August 2024, a biotechnology company that developed a novel platform for next generation antibody-drug conjugates. Prior to Dantari, Dr. Markus served as Vice President, Global Development at Amgen where he led the R&D activities for the Biosimilar Business Unit and held multiple roles from 2006 to 2019 including as Clinical Development Medical Director and served as pre-launch Medical Affairs Lead for denosumab (XGEVA®), for patients with bone metastases from prostate cancer, breast cancer and other solid tumors. Prior to Amgen, Dr. Markus was Sr. Medical Director at Corus Pharma, where he led the phase 2 and phase 3 development of Cayston®. Dr. Markus received his B.S. degree in Cybernetics from UCLA and his M.D. and Ph.D. from the University of Southern California.
Carolyn Tang has served as our General Counsel since September 2019, after joining Arcus in 2017. From 2015 to 2017, Ms. Tang was Director of Securities and Transactions at Medivation, Inc., a biopharmaceutical company, where she was responsible for securities, corporate governance and strategic transactions until the company’s acquisition by Pfizer, Inc. From 2004 to 2015, Ms. Tang was at InterMune, Inc., a biotechnology company focused on pulmonology and orphan fibrotic diseases, ultimately having responsibility for the company’s global intellectual property portfolio and transactions, and supporting the company’s corporate and securities activities until its acquisition by Roche Holdings, Inc. Ms. Tang has served on the board of directors of California Life Sciences since May 2025. Ms. Tang received her law degree from Santa Clara University School of Law and her B.A. in Molecular and Cell Biology, with an emphasis in Neurobiology, from the University of California at Berkeley.

22.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the year ended December 31, 2025 for our named executive officers, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. For the year ended December 31, 2025, our "named executive officers" are:
•Terry Rosen, Ph.D., our Chief Executive Officer;
•Robert C. Goeltz, our Chief Financial Officer;
•Juan C. Jaen, Ph.D., our President;
•Jennifer Jarrett, our Chief Operating Officer; and
•Richard Markus, our Chief Medical Officer.
This discussion and analysis is intended to enhance your understanding of the information provided in the compensation tables below and to provide additional context regarding our overall executive compensation program.
Executive Summary
We are a late clinical-stage biopharmaceutical company focused on developing differentiated molecules for patients with cancer and inflammatory and autoimmune diseases. Our most advanced molecules are in Phase 3 registrational studies for various cancer indications and we expect our next wave of clinical-stage molecules to come from our inflammation and autoimmune disease programs. Our vision is to leverage our internal small-molecule discovery capabilities to create, develop and commercialize highly differentiated therapies that can have a meaningful impact on patients.
2025 Say-on-Pay Vote
At our 2025 annual meeting of stockholders, approximately 94% of the votes cast on the say-on-pay proposal voted in support of the compensation paid to our named executive officers for 2024. While this vote was only advisory and not binding, the Compensation Committee believes that the 2025 stockholder vote generally endorsed our compensation philosophy and the decisions made for 2024. As such, we did not make any significant changes to our core compensation philosophies and practices in 2025. We hold a say-on-pay vote on an annual basis.
2025 Business Highlights
The following summarizes key highlights of our corporate performance during our fiscal year ended on December 31, 2025:
◦Advanced casdatifan into a first Phase 3 study, PEAK-1, in patients with kidney cancer who previously received immunotherapy.
◦Expanded the development plan for casdatifan into earlier lines of therapy through the addition of additional cohorts in our platform study, ARC-20, to explore casdatifan in combination with zimberelimab and casdatifan in combination with ipilimumab and anti-PD-1 therapy.
◦Taiho Pharmaceuticals Co., Ltd. exercised its option to develop and, if approved, commercialize casdatifan in their territory, upon which we received an option exercise payment and are further eligible to receive additional payments upon the achievement of clinical and regulatory milestones, and, if approved, royalties on net sales and commercialization milestones.
◦Completed enrollment of the Phase 3 PRISM-1 study, evaluating quemliclustat in combination with chemotherapy in metastatic pancreatic cancer, several months ahead of schedule. Quemliclustat was also granted orphan drug designation by the U.S. Food and Drug Administration for the treatment of pancreatic cancer.
◦Maintained timelines towards potential commercialization of domvanalimab and zimberelimab, based on the progress of our Phase 3 studies, STAR-221 in upper gastrointestinal cancer and STAR-121 in lung cancer. We also completed enrollment for additional studies necessary for our Biologics License Applications ("BLA") filings, including dose optimization and co-administration. In December 2025, we announced the discontinuation of STAR-221 due to futility. A futility analysis is being conducted for STAR-121 with results expected in the first-half of 2026.
23.

◦Made significant advancements in our research programs targeting inflammation and immunology. A development candidate for the first program, targeting MRGPRX2, was selected and progressed into IND-enabling activities, to enable entry into the clinic in 2026.
◦Raised over $450 million in 2025, enabling us to end the year with $1 billion in cash and investments and runway into at least the second half of 2028.
Compensation Philosophy and Objectives
The goals of our executive compensation program are to align our executive officers’ compensation with our corporate objectives and the interests of our stockholders. To do this, we focus on the following principles to guide decisions regarding executive compensation:
•Competitive Total Compensation Package. We compete for qualified employees, including executive officers, both in the San Francisco Bay Area (where our principal offices are located) and in the pharmaceutical and biotechnology industries, where competition for talented employees is fierce. We strive to offer a market-competitive compensation package that enables us to attract and retain superior executive officers and other employees with outstanding skills and values who contribute to our long-term success.
•Pay-for-Performance. We structure our executive compensation program so that executives are appropriately incentivized to achieve our annual corporate goals and longer-term business strategies and objectives. The annual bonus and equity awards for our executive officers are determined based on an assessment of the company's performance and such executive officer’s contribution to the achievement of the company's goals and objectives.
•Alignment with Stockholders. We use equity-based awards to align executive incentives with the creation of stockholder value. For our executive officers, our equity awards are predominately weighted towards options as we believe that options provide a strong alignment with our stockholders’ interests because their entire value depends on future stock price appreciation; to a lesser extent we also grant restricted stock units ("RSUs") as we believe that RSUs also promote retention and allow us to deliver value while using fewer authorized shares.
•Flexibility, Simplicity and Parity. Our compensation program is intended to be flexible so that we can adapt to rapid changes in the competitive environment for executives in the biotechnology industry and simple in design to facilitate communication, understanding and administration. We also strive to provide internal parity for similarly situated executives within the company.
•Avoidance of Excessive Perquisites. In general, we do not offer our executive officers any enhanced benefits or perquisites as compared to our overall employee population. However, from time-to-time, we may provide a perquisite if appropriate and also determined by our Compensation Committee to be aligned with the overall interests of the company.
Overview of Executive Compensation Process
Our Compensation Committee oversees the compensation policies, plans, and programs for all of our employees generally, but only reviews and specifically approves the compensation for our executive officers. In making its executive compensation determinations, our Compensation Committee considers evaluations of performance and recommendations from our Chief Executive Officer (except with respect to his own performance and compensation). The Compensation Committee considers our Chief Executive Officer’s input in executive sessions and can accept, reject or modify these recommendations in its discretion. The Compensation Committee may consult with compensation consultants, legal counsel and other advisors in designing our compensation program, including in evaluating the competitiveness of individual compensation packages.
A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. Accordingly, our Compensation Committee, with the assistance of its compensation consultant, Radford, has developed a peer group of companies to serve as a reference for our Compensation Committee when designing and evaluating our executive compensation program to the market. The Compensation Committee annually reviews the composition of the peer group to account for changes in both our business and the businesses of the companies in the peer group, considering:
24.

•Industry: biopharmaceutical companies, with a therapeutic focus on oncology;
•Stage of Development: clinical-stage companies, with an emphasis on companies in late-stage clinical development;
•Market Capitalization: market capitalization of between $500 million to $5.0 billion;
•Headcount: headcount between 200 and 1,750 employees, with such outer range representing approximately 3 times our size at the time of review; and
•Geography: geographically situated in a biotechnology hub within the U.S., with a preference for those located in Northern California.
Following this review, the Compensation Committee approved the peer group set forth below to use as a reference when setting executive compensation for our fiscal year 2025, which differed from the prior year peer group as Alector, Inc. and Arvinas were added and Cytokinetics and Mirati Therapeutics were removed. The changes to our peer group from the prior year are largely due to changes in market capitalization and acquisitions.

Alector, Inc.	Allogene Therapeutics, Inc.	Arrowhead Pharmaceutics, Inc.
Arvinas	BridgeBio Pharma, Inc.	Day One Biopharmaceuticals, Inc.
Denali Therapeutics Inc.	Editas Medicine, Inc.	ImmunityBio, Inc.
Intella Therapeutics Inc.	Iovance Biotherapeutics, Inc.	Kura Oncology, Inc.
Prothena Corporation Plc	REGENXBIO Inc.	SpringWorks Therapeutics, Inc.
Syndax Pharmaceuticals Inc.	Xencor Inc.
Elements of Compensation
Our executive compensation program generally consists of three principal components:
•base salary;
•short-term incentives in the form of an annual cash bonus opportunity; and
•long-term incentives in the form of equity incentive awards (stock options and RSUs).
As part of our pay-for-performance philosophy, a substantial portion of executive compensation is variable and at risk. However, we do not have any formal policies for allocating compensation among salary, cash bonus opportunity and equity incentives, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each executive officer that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives.
Base Salary
Base salary is intended to provide financial security through a fixed amount of cash compensation to compensate our executive officers for performing their day-to-day duties and responsibilities. We believe this balances against the impact of having the remainder of their compensation at risk in the form of annual cash bonuses and equity-based incentive compensation. The Compensation Committee establishes base salary amounts based on a number of factors, including the scope of the executive officer’s responsibilities, experience, achievements, leadership, teamwork and value to us, and the committee's review of market data from peer companies provided by our compensation consultant, Radford. The Compensation Committee reviews the base salary of each of our executive officers on at least an annual basis and may make discretionary adjustments from time to time.
For 2025, Dr. Rosen received a base salary of $775,000 (an increase of $50,000 from the prior year), Mr. Goeltz received a base salary of $540,000 (an increase of $30,000 from the prior year), Dr. Jaen received $660,000 (an increase of $35,000 from the prior year), Ms. Jarrett received $660,000 (an increase of $35,000 from the prior year) and Dr. Markus, who joined the company in January 2025, received $552,307.
Cash Bonus
Cash bonus is intended to motivate and reward our executive officers for attaining rigorous annual corporate performance goals that relate to our key business objectives. The Compensation Committee generally reviews annually the target bonus amounts, calculated as a percentage of base salary, which are determined based on the scope of the executive officer’s responsibilities, experience, achievements, leadership, teamwork and value to us and after referencing market data from peer companies provided by our compensation consultant, Radford, generally referencing the 50th to 75th percentile.
25.

The Compensation Committee determines actual bonus amounts earned after the end of the year based on our overall performance and each individual’s achievement and contributions.
Our annual corporate performance goals are typically established around the beginning of each year. Management prepares a set of goals covering corporate, development and financial objectives and key activities, which is then reviewed and, following any modification the Compensation Committee deems appropriate, approved by our Compensation Committee. For 2025, our Compensation Committee approved corporate performance goals, which included:
•maintaining timelines for our Phase 3 studies STAR-121 and STAR-221 and path to potential commercialization;
•initiating our first Phase 3 study for casdatifan and expanding the development opportunities for casdatifan into earlier lines of treatment for kidney cancer;
•completing enrollment for the Phase 3 PRISM-1 study for quemliclustat in pancreatic cancer;
•advancing our discovery programs in inflammation and immunology, including progressing a first development candidate into IND-enabling activities; and
•securing funding to support a significant cash runway that extends through pivotal data readouts for domvanalimab, quemliclustat and casdatifan
We do not disclose the specific portions or weighting of these goals, because they include highly sensitive and competitive data, and therefore, we believe that such disclosure would result in competitive harm to us. The Compensation Committee has set the goals to be difficult to achieve and does not believe that they will be achieved with average or below average performance.
The Compensation Committee does not use a formula to calculate any individual's performance. Rather, it evaluates the totality of the company’s achievements relative to its corporate goals, overall progress and performance and contribution towards the creation of long-term stockholder value, and each individual's contributions. Achievements considered by the Compensation Committee include the "2025 Business Highlights" discussed above and the 2025 bonuses approved by the Compensation Committee for each named executive officer are set forth below:

Name and Title	2025 Bonus Target (%)	2025 Bonus Target ($)	Bonus Payout for 2025 Performance ($)
Terry Rosen, Ph.D., Chief Executive Officer	85%	658,750	658,750
Robert C. Goeltz, II, Chief Financial Officer	45%	243,000	243,000
Juan Carlos Jaen, Ph.D., President	50%	330,000	330,000
Jennifer Jarrett, Chief Operating Officer	50%	330,000	330,000
Richard Markus, M.D., Ph.D., Chief Medical Officer(1)	45%	247,808	270,000
(1)Dr. Markus joined the company in January 2025, and his bonus target reflects proration based on his start date.
The Compensation Committee considered our 2025 achievements, particularly the advancement and expansion of our development program for casdatifan, the completion of enrollment of the Phase 3 PRISM-1 study several months ahead of schedule, and the completion of critical BLA-enabling activities for domvanalimab and zimberelimab.
With respect to Mr. Goeltz, key performance highlights included continued leadership of our financing planning and analysis activities, which were instrumental in our approach to maximizing the value of casdatifan and further facilitating our prioritization of investments across the rest of our portfolio. Mr. Goeltz was also critical in the execution of our financing activities in 2025 that led to the meaningful extension of our cash runway and strong year-end balance described above. Mr. Goeltz also remained rigorous in his oversight of our cash utilization and collaboration-related financial obligations to ensure each were managed in accordance with our strategic and operational objectives.
With respect to Dr. Jaen, key performance highlights included the advancement of our discovery programs in inflammation and immunology, positioning us to advance the first of these programs into the clinic in 2026. Dr. Jaen also directed our translational efforts, which led to a seminal discovery on the correlation between certain biomarker activity and clinical efficacy outcomes for casdatifan that enhanced confidence in the differentiation and advantages of casdatifan relative to the marketed HIF-2a inhibitor. Dr. Jaen also oversees our CMC efforts, for which we adhered to strict timelines to support our BLA and potential commercialization timelines for domvanalimab and zimberelimab, and further made significant strides to prepare for a New Drug Application ("NDA") for quemliclustat given the rapid enrollment into our Phase 3 PRISM study.
With respect to Ms. Jarrett, key performance highlights included playing a key role in shaping our development strategy for casdatifan by identifying opportunities created by the differentiated profile of casdatifan and openings in
26.

Merck’s development plans for belzutifan. Ms. Jarrett further translated those opportunities into clear and compelling communications establishing the commercial potential for casdatifan, which laid the foundation for our successful fundraising efforts—both financially and through increased participation by institutional investors with longer-term interests. Lastly, Ms. Jarrett helped cultivate and engage key opinion leaders and investigators to strengthen and enhance participation in our clinical development activities for casdatifan.
With respect to Dr. Markus, key performance highlights included strengthening the leadership and personnel within our clinical organization and strong execution of our casdatifan development program. Under Dr. Markus’s leadership, we generated and rapidly analyzed data from the monotherapy cohorts in ARC-20 to support a best-in-class profile for casdatifan, significantly expanded our development program for casdatifan through the addition of multiple new cohorts in ARC-20 targeting early lines of therapy for kidney cancer, and initiated our first Phase 3 study, PEAK-1, for casdatifan in patients with kidney cancer who previously received immunotherapy. In addition, Dr. Markus collaborated effectively with Gilead to prepare for and efficiently conduct an interim analysis for our first registrational study, STAR-221, which provided an unequivocal early result that allowed us to redeploy our investments to other programs. Lastly, Dr. Markus played a pivotal role in our internal governance to ensure effective prioritization of our investments in our clinical-stage portfolio and oversight of those objectives.
In recognition of the foregoing accomplishments, the Compensation Committee awarded each NEO 100% of their target bonus opportunity, including Dr. Rosen based on the Company's overall accomplishments and his leadership of the Company.
The Compensation Committee also awarded Dr. Markus a sign-on bonus of $100,000 in connection with his commencement of employment with us. A pro-rated portion of the sign-on bonus is subject to repayment in the event he voluntarily resigns prior to the 18-month anniversary of his commencement of employment with us.
Equity Incentives
We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Therefore, equity awards represent the largest at-risk component of our executive compensation program.
For our 2025 equity awards, our Compensation Committee determined that the appropriate mix for equity grants to our executive officers be split, with approximately 67% of the grant date fair value delivered in the form of stock options and 33% of the grant date fair value delivered in the form of RSUs. The Compensation Committee believes that this equity mix helps to ensure long-term performance and strong alignment with our stockholders’ interests because their value predominantly depends on future stock price appreciation. Including RSUs also promotes retention and allows us to deliver value while using fewer authorized shares. The options we granted during 2025 vest and become exercisable in 48 substantially equal monthly installments, and the RSUs we granted during 2025 vest in four substantially equal annual installments, in each case, subject to continued service to us through the applicable vesting date.
For our 2025 annual equity awards, the Compensation Committee approved awards of 650,000 options and 165,000 restricted stock units ("RSUs") to Dr. Rosen, 200,000 options and 50,000 RSUs to Dr. Jaen, 200,000 options and 50,000 RSUs to Ms. Jarrett and 150,000 options and 37,000 RSUs to Mr. Goeltz. These awards were approved at the Compensation Committee's meeting in the first quarter of 2025 following completion of our annual performance review process. In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee considers a number of factors, including corporate and individual performance, current equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by Radford.
For Dr. Markus, the Compensation Committee approved an initial equity award of 305,328 options and 75,193 RSUs in connection with his start of employment with us.
Other Benefits
Our executive officers are eligible to participate in our health and welfare plans to the same extent as are all full-time employees generally. We have established a 401(k) tax-deferred savings plan, which permits participants, including our executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. We are responsible for administrative costs of the 401(k) plan. For the 2025 plan year, we matched 100% of the participant’s salary deferrals up to 6% of their salary and a maximum of $6,000 per participant for the plan year. In addition, we provided a health and wellness and mobile device management stipend of $600 per quarter for each eligible employee.
Employment Arrangements
27.

We have entered into an offer letter with each of our named executive officers. Each offer letter includes the named executive officer’s initial base salary, target bonus opportunity and equity award. We also provide a severance program described below under the heading "Severance and Change in Control Benefits".
Tax and Accounting Treatment of Compensation
Under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), compensation paid to each of our "covered employees" that exceeds $1 million per taxable year is generally non-deductible. For these purposes, a "covered employee" means anyone who served as our principal executive officer at any time during the year, anyone who served as our principal financial officer at any time during the year, and any employee who is among the three highest compensated executive officers for the taxable year (other than the principal executive officer and principal financial officer), regardless of whether the executive officer is serving at the end of the taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules. In addition, once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including following any termination of employment. Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the company and its stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m).
In addition to considering the income tax consequences, our Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with stock awards, in determining the size and form of different stock awards.
Summary Compensation Table
The following table shows compensation awarded to or paid to, or earned by, our named executive officers for the fiscal years ended December 31, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Stock Options(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Terry Rosen, Ph.D. Chief Executive Officer and Director	2025	775,000	—	2,199,450	6,008,860	658,750	14,753	9,656,813
	2024	725,000	—	1,544,000	4,380,960	615,000	14,544	7,279,504
	2023	650,000	—	2,327,514	6,582,319	550,000	11,112	10,120,945
Robert C. Goeltz, II Chief Financial Officer	2025	540,000	—	493,210	1,386,660	243,000	9,694	2,672,564
	2024	510,000	—	339,680	934,691	230,000	8,694	2,023,065
	2023	490,000	—	748,680	2,120,458	220,000	8,694	3,587,832
Juan Carlos Jaen, Ph.D. President	2025	660,000	—	666,500	1,848,880	330,000	15,544	3,520,924
	2024	625,000	—	617,600	1,752,816	315,000	14,544	3,324,960
	2023	575,000	—	1,008,516	2,852,338	300,000	14,544	4,750,398
Jennifer Jarrett (4) Chief Operating Officer	2025	660,000	—	666,500	1,848,880	330,000	10,819	3,516,199
	2024	625,000	—	617,600	1,752,816	315,000	8,694	3,319,110
	2023	575,000	—	1,008,516	2,852,338	300,000	8,694	4,744,548
Richard Markus, M.D., Ph.D. (5) Chief Medical Officer	2025	552,307	100,000	936,153	2,636,263	270,000	11,576	4,506,299

(1)The amount represents the aggregate grant date fair value of restricted stock units on the date of grant, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining fair values for restricted stock unit awards are described in Note 8 to our financial statements included in our Annual Report.
(2)The amount represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining fair values for option awards are described in Note 8 to our financial statements included in our Annual Report.
(3)Amounts reported in this column include $6,000 in employer matching contributions (except for Dr. Rosen, form whom $5,208 of matching contributions were made), as well as (a) life insurance premiums paid by the Company for the executive's benefit and (b) stipends paid pursuant to the Company's health and wellness program.
(4)Ms. Jarrett resigned from her position as Chief Operating Officer effective as of March 30, 2026 and remains as an advisor to the Company through June 30, 2026.
(5)Dr. Markus joined the Company in January 2025, receiving a one-time sign-on bonus of $100,000 in accordance with his offer letter.
28.

2025 Grants of Plan-Based Awards
The following table shows certain additional information regarding grants of plan-based awards to our named executive officers for the 2025 fiscal year:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)		Exercise or Base Price of Option Award	Grant-Date Fair Value of Stock and Option Award (5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	(#)		($ per share)	($)
Terry Rosen, Ph.D.	Option	1/23/2025	—	—	—	—	650,000		13.33	6,008,860
	RSU	1/23/2025	—	—	—	165,000	—		—	2,199,450
	Bonus	N/A	—	658,750	—	—	—		—	—
Robert C. Goeltz, II	Option	1/23/2025	—	—	—	—	150,000		13.33	1,386,660
	RSU	1/23/2025	—	—	—	37,000	—		—	493,210
	Bonus	N/A	—	243,000	—	—	—		—	—
Juan Carlos Jaen, Ph.D.	Option	1/23/2025	—	—	—	—	200,000		13.33	1,848,880
	RSU	1/23/2025	—	—	—	50,000	—		—	666,500
	Bonus	N/A	—	330,000	—	—	—		—	—
Jennifer Jarrett	Option	1/23/2025	—	—	—	—	200,000		13.33	1,848,880
	RSU	1/23/2025	—	—	—	50,000	—		—	666,500
	Bonus	N/A	—	330,000	—	—	—		—	—
Richard Markus, M.D., Ph.D.	Option	2/10/2025	—	—	—	—	305,328	'(4)	12.45	2,636,263
	RSU	2/10/2025	—	—	—	75,193	—		—	936,153
	Bonus	N/A	—	247,808	—	—	—		—	—
(1)Reflects the target award each named executive officer was eligible to receive. Actual amounts paid in early 2026 are presented in the Summary Compensation Table above. There were no threshold or maximum amounts established.
(2)Each restricted stock unit award vests as to 25% of the restricted stock units comprising the grant on each anniversary of December 15, 2025, subject to continued service.
(3)Each stock option vests as to 1/48th of the total number of shares underlying the stock option on each monthly anniversary of January 1, 2025, subject to continued service, unless otherwise stated.
(4)Vests as to 1/48th of the total number of shares underlying the stock option on each monthly anniversary of January 31, 2025, subject to continued service.
(5)Represents the grant-date fair value of each equity award, calculated in accordance with FASB ASC Topic 718. The valuation assumptions used in determining fair values for equity awards are described in Note 8 to our financial statements included in our Annual Report.
29.

Outstanding Equity Awards at 2025 Fiscal Year End
The following table shows certain information regarding outstanding equity awards of our named executive officers as of December 31, 2025:

		Option Awards					Stock Awards
	Grant Date (1)	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Yet Vested (#)	Market Value of Shares or Units That Have Not Yet Vested(2) ($)
Name		Exercisable (#)		Unexercisable (#)
Terry Rosen, Ph.D.	1/16/2019	100,175		—	10.36	1/15/2029	—	—
	1/17/2020	183,781		—	10.23	1/16/2030	—	—
	1/19/2021	166,861		—	36.73	1/18/2031	—	—
	3/8/2022	199,790		4,255	33.03	3/7/2032	—	—
	1/23/2023	312,813		116,187	22.02	1/22/2033	—	—
	1/23/2024	194,494		211,406	15.44	1/22/2034	—	—
	1/23/2025	148,958		501,042	13.33	1/22/2035	—	—
	1/23/2023	—		—	—	—	26,425	629,708
	1/23/2024	—		—	—	—	50,000	1,191,500
	1/23/2025	—		—	—	—	123,750	2,948,963
Robert C. Goeltz, II	8/3/2020	250,000		—	21.06	8/2/2030	—	—
	1/19/2021	75,000		—	36.73	1/18/2031	—	—
	3/8/2022	61,198		1,302	33.03	3/7/2032	—	—
	1/23/2023	100,771		37,429	22.02	1/22/2033	—	—
	1/23/2024	41,496		45,104	15.44	1/22/2034	—	—
	1/23/2025	34,375		115,625	13.33	1/22/2035	—	—
	1/23/2023	—		—	—	—	8,500	202,555
	1/23/2024	—		—	—	—	11,000	262,130
	1/23/2025	—		—	—	—	27,750	661,283
Juan Carlos Jaen, Ph.D.	1/16/2019	200,000		—	10.36	1/15/2029	—	—
	1/17/2020	200,000		—	10.23	1/16/2030	—	—
	1/19/2021	116,250		—	36.73	1/18/2031	—	—
	3/8/2022	122,396		2,604	33.03	3/7/2032	—	—
	1/23/2023	135,552		50,348	22.02	1/22/2033	—	—
	1/23/2024	77,817		84,583	15.44	1/22/2034	—	—
	1/23/2025	45,833		154,167	13.33	1/22/2035	—	—
	1/23/2023	—		—	—	—	11,450	272,854
	1/23/2024	—		—	—	—	20,000	476,600
	1/23/2025	—		—	—	—	37,500	893,625
Jennifer Jarrett	3/15/2017	80,583		—	1.23	3/14/2027	—	—
	1/4/2018	107,694		—	5.39	1/3/2028	—	—
	6/8/2018	161,114		—	16.95	6/7/2028	—	—
	1/14/2019	35,000		—	9.07	1/13/2029	—	—
	6/6/2019	35,000		—	7.99	6/5/2029	—	—
	6/4/2020	14,000		—	30.05	6/3/2030	—	—
	10/1/2020	900,000		—	17.17	9/30/2030	—	—
	3/8/2022	122,396		2,604	33.03	3/7/2032	—	—
	1/23/2023	135,552		50,348	22.02	1/22/2033	—	—
	1/23/2024	77,817		84,583	15.44	1/22/2034	—	—
	1/23/2025	45,833		154,167	13.33	1/22/2035	—	—
	1/23/2023	—		—	—	—	11,450	272,854
	1/23/2024	—		—	—	—	20,000	476,600
	1/23/2025	—		—	—	—	37,500	893,625
Richard Markus, M.D., Ph.D.	2/10/2025	69,971	'(3)	235,357	12.45	2/9/2035	—	—
	2/10/2025	—		—	—	—	56,394	1,343,869
(1)Except as otherwise noted, (a) each option vests and becomes exercisable in 48 substantially equal monthly installments commencing on January 1 of the year of grant, provided the NEO remains in continuous service to us through the applicable vesting date, and (b) each RSU award vests in 4 substantially equal annual installments commencing December 15 of the year of grant, subject to continuous service to us through the applicable vesting date.
(2)For the purpose of determining market value, we assumed a stock price of $23.83, the closing sale price per share of our common stock on December 31, 2025, the last business day of our last fiscal year.
(3)The shares subject to this option vest in 48 substantially equal monthly installments commencing on January 31, 2025 provided Dr. Markus remains in continuous service to us through each vesting date.
30.

2025 Option Exercises and Stock Vested
The below table describes the number of shares acquired upon exercise of stock options and vesting of RSUs for the named executive officers during the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Terry Rosen, Ph.D.	—	—	107,706	2,359,838
Robert C. Goeltz, II	—	—	27,125	594,309
Juan Carlos Jaen, Ph.D.	—	—	41,762	915,005
Jennifer Jarrett	100,583	1,581,002	41,762	915,005
Richard Markus, M.D., Ph.D.	—	—	18,799	411,886
(1)Option awards value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.
(2)The amount represents the closing market price of our common stock on the vesting date multiplied by the number of shares of common stock that vested on that date.
Severance and Change in Control Benefits
The table below provides the potential payments that each of our named executive officers would have received under our severance benefits plan (i) in the event of termination without cause or (ii) in the event of termination without cause or by the named executive officer for good reason in connection with a change in control. The amounts below assume that the triggering event occurred on December 31, 2025 and that when discretionary, the Company elects to pay consideration for the named executive officer's bonus.

	Change in Control					Not in Connection with a Change in Control
Name	Cash Severance ($)	Bonus ($)	Health Benefits (1) ($)	Equity Acceleration (2) ($)	Total ($)	Cash Severance ($)	Bonus ($)	Health Benefits (1) ($)	Total ($)
Terry Rosen, Ph.D.	1,550,000	658,750	34,499	12,015,106	14,258,355	775,000	658,750	17,249	1,450,999
Robert C. Goeltz, II	1,080,000	243,000	107,021	2,786,199	4,216,220	540,000	243,000	53,511	836,511
Juan Carlos Jaen, Ph.D.	1,320,000	330,000	75,292	4,062,613	5,787,905	660,000	330,000	37,646	1,027,646
Jennifer Jarrett	1,320,000	330,000	61,950	4,062,613	5,774,563	660,000	330,000	30,975	1,020,975
Richard Markus, M.D., Ph.D.	1,200,000	270,000	95,657	4,022,232	5,587,889	600,000	247,808	47,828	895,636
(1)The value of health benefits was calculated based on COBRA premium rates in effect for the NEO as of December 31, 2025.
(2)The value of the equity acceleration would be equal to the shares multiplied by (i) in the case of options, the excess of the then current stock price over the exercise price of the options and (ii) in the case of RSUs, the then current stock price. For the purposes of this table, we have calculated the value of the acceleration using a stock price of $23.83, the closing sale price per share of our common stock on December 31, 2025, the last business day of our last fiscal year.
Severance Program
Pursuant to the severance program approved by the Compensation Committee, in the event that a named executive officer is terminated without cause, the named executive officers would be entitled to receive: (a) a cash lump-sum payment equal to 12 months (the "Severance Period") of the eligible employee's base salary; and (b) continued Company-paid coverage under our benefit plans, subject to timely COBRA election, for the Severance Period (or until the expiration of the eligible employee's continuation coverage under COBRA or the eligible employee secures employment with similar benefits). We may, but are not required to (as determined in our sole discretion), pay the officer a lump-sum cash amount equal to their prorated annual target bonus. In the event such termination occurs within twelve months following a change in control, (a) the Severance Period will be increased to twenty-four months, (b) the officer will be entitled to 100% of their target annual bonus for the year of termination and (c) all of the officer's then outstanding equity awards will vest.
In all events, in order to receive the payments and benefits, the officer will be required to, among other things, execute and not revoke a general release of claims against the company and certain related parties.
31.

Cause means the employee’s:
•unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;
•material breach of any agreement with us;
•material failure to comply with our written policies or rules;
•conviction of, or plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State;
•gross negligence or willful misconduct;
•continuing failure to perform assigned duties after receiving written notification of the failure from us or the Board; or
•failure to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees, if we have requested such cooperation.
Good reason means a resignation of employment within 12 months after one of the following conditions has come into existence without the officer’s consent, which remains uncured more than 30 days after delivery of notice to us of such condition within 90 days following our receipt of the officer's notice of the initial existence of such condition:
•a reduction in the officer’s annual base salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions;
•a relocation of the officer’s principal workplace by more than 25 miles from its location prior to a change in control; or
•a material reduction of responsibilities, authority or duties, provided that neither a mere change in title alone nor reassignment following a change in control to a position that is similar to the position held prior to the change in control shall constitute a material reduction in job responsibilities.
Change in control means certain mergers or consolidations of us with or into another entity; a sale, conveyance or other disposition of all or substantially all of our assets, property or business; or the acquisition by any person or persons acting as a group of beneficial ownership (or a right to acquire beneficial ownership) of shares representing a majority of the voting power of the then-outstanding shares of our capital stock.
Jennifer Jarrett Separation Agreement
Ms. Jarrett resigned from her position as Chief Operating Officer effective as of March 30, 2026. We entered into a separation agreement with Ms. Jarrett in March 2026 pursuant to which she agreed to provide periodic advisory services to us through June 30, 2026 and provided us a full release of claims in exchange for the continued exercisability of her vested options through June 30, 2027.
CEO Pay Ratio
Under SEC rules, we are required to calculate and disclose the ratio of our median employee’s annual total compensation to the annual total compensation of Dr. Rosen, our Chief Executive Officer. As allowed under the rules, for 2025, we used the same median employee's total annual compensation that was identified in 2024 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.
For 2024, we identified median employee by use of a "consistently applied compensation measure" (CACM) that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee (other than Dr. Rosen) as of November 15, 2024: (i) annual base pay, (ii) annual target cash incentive opportunity, and (iii) the grant date fair value for equity awards granted in 2024. After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.
For the fiscal year ended December 31, 2025, the total compensation for Dr. Rosen was $9,656,813 as reported in the Summary Compensation Table, whereas the total compensation for our median employee was $269,269 resulting in a pay ratio of approximately 35.9 to 1.
32.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management uses the CEO Pay Ratio measure in making compensation decisions.
Pay versus Performance
The following table discloses additional compensation information of (i) our Chief Executive Officer and (ii) all other named executive officers (the "Other NEOs"), including "compensation actually paid" during the specified years alongside total shareholder return ("TSR") and net income metrics:

					Value of initial fixed $100 investment based on:
Year(1)	Summary compensation table total for CEO ($)	Compensation actually paid to CEO(2)(3) ($)	Average summary compensation table total for Other NEOs ($)	Average Compensation actually paid to Other NEOs(2)(4) ($)	Total shareholder return(5) ($)	Peer group total shareholder return(5) ($)	Net income(6) ($ millions)
2025	9,656,813	17,732,855	3,553,996	6,043,950	89.87	87.60	(353)
2024	7,279,504	4,803,366	2,793,357	1,696,346	147.43	95.43	(283)
2023	10,120,945	7,480,720	4,193,925	2,953,574	194.36	94.37	(307)
2022	9,048,432	(2,065,105)	4,191,618	(2,394,074)	204.75	87.61	(267)
2021	9,483,339	14,577,932	5,939,512	7,091,681	400.69	117.83	53
(1)Our Chief Executive Officer for each of the years presented was Dr. Rosen. Our Other NEOs for 2025 were Robert C. Goeltz, Juan Jaen, Jennifer Jarrett, and Richard Markus. Our other NEOs for 2024, 2023 and 2022 were Robert C. Goeltz, Juan Jaen, Jennifer Jarrett and Dimitry Nuyten. Our Other NEOs for 2021 were Robert C. Goeltz, Juan Jaen, Jennifer Jarrett, Carolyn Tang and William Grossman.
(2)Fair value or change in fair value, as applicable, of equity awards in the "compensation actually paid" columns was determined by reference to (i) for RSU awards, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price and (ii) for stock options, the fair value estimated using a binomial lattice model as of the applicable year-end or vesting date(s). Key inputs included the contractual terms of each agreement such as vesting date, maturity date, and exercise price, while additional key inputs included the closing stock price, volatility, dividend rates, risk free rates, and an early-exercise factor which were all determined as of the revaluation date.
(3)The adjustments made to the summary compensation table total for Dr. Rosen for each year presented above to determine compensation actually paid to Dr. Rosen in such year are shown in the tables below:

2025
Summary compensation table total	9,656,813
Less, value of stock & option awards	(8,208,310)
Plus year-end value of awards granted in fiscal year that are unvested and outstanding	11,505,469
Plus change in fair value of prior year awards that are outstanding and unvested	2,682,647
Plus FMV as of the vesting date of awards granted this year and that vested this year	2,069,034
Plus change as of the vesting date in fair value (from prior year-end) of prior year awards that vested this year	27,202
Total adjustments	8,076,042
Compensation actually paid to CEO	17,732,855
(4)The adjustments made to the average summary compensation table total for Other NEOs for each year presented above to determine average compensation actually paid to Other NEOs in such year are shown in the tables below:

2025
Summary compensation table total	3,553,996
Less, value of stock & option awards	(2,620,761)
Plus year-end value of awards granted in fiscal year that are unvested and outstanding	3,770,503
Plus change in fair value of prior year awards that are outstanding and unvested	714,294
Plus FMV as of the vesting date of awards granted this year and that vested this year	619,113
Plus change as of the vesting date in fair value (from prior year-end) of prior year awards that vested this year	6,805
Total adjustments	2,489,954
Compensation actually paid to Other NEOs	6,043,950
33.

(5)TSR figures assume an initial investment in our common stock of $100 on December 31, 2020. The peer group referenced for purpose of the TSR comparison is the group of companies included in the S&P Biotechnology Index, which is the industry peer group used for purposes of Item 201(e) of Regulation S-K. The separate peer group used by the Compensation Committee for purposes of determining compensation paid to our executive officers is described on page 25.
(6)Reflects after-tax net income attributable to stockholders prepared in accordance with GAAP for each of the years shown. The Company does not use any financial performance measure to link compensation actually paid to company performance.
Analysis of the Information Presented in the Pay versus Performance Table
As described above under "Compensation Discussion and Analysis," our executive compensation program is built around a pay-for-performance framework. While we utilize various performance measures to align executive compensation with company performance, these measures are focused on the clinical development of our investigational products and, as such, are non-financial in nature. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. As a result, we do not have a financial performance measure as described in Item 402(v)(2)(vi) of Regulation S-K to link compensation actually paid to our performance. The most important performance measures that we use to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance are as follows:
•Progress of our clinical-stage programs, including the initiation of new registrational trials, like PEAK-1, and completion of enrollment for Phase 3 registrational studies, like PRISM-1;
•Expansion of our development program for our clinical-stage programs, including casdatifan through the addition of new cohorts in ARC-20;
•Demonstrating proof of concept for investigational products;
•Nomination of new development candidates; and
•Efficient utilization of our resources in the advancement and execution of our clinical programs and pipeline, including through the use of strategic partnerships, such as Taiho Pharmaceutical Co., Ltd.'s option exercise to develop and commercialize our casdatifan program for their territory.
The graphs below show the relationship between (i) the compensation actually paid to both our Chief Executive Officer and the Other NEOs for the years set forth in the Pay versus Performance Table, (ii) our net income/loss and (iii) total shareholder return for us and our peer group for the corresponding years:
34.

All information provided above under the "Pay Versus Performance" heading will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee currently consists of Dr. Kaneko, Dr. Lacey and Ms. Lambert. None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serve or in the prior three years has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.
35.

COMPENSATION OF DIRECTORS
Cash Compensation
Pursuant to our Compensation Program for Non-Employee Directors, we pay each of our non-employee directors annual cash retainers, paid quarterly in arrears, as follows:

	Prior to June 10, 2025	Subsequent to June 10, 2025
Retainer for each non-employee member of the Board:	$45,000	$50,000
Additional retainer for Lead Independent Director:	25,000	30,000
Additional retainer for Chair of Audit Committee:	20,000	20,000
Additional retainer for Chair of Compensation Committee:	15,000	15,000
Additional retainer for Chair of Science Committee:	15,000	15,000
Additional retainer for Chair of Nominating and Corporate Governance Committee:	15,000	15,000
Additional retainer for non-Chair members of Audit Committee:	10,000	10,000
Additional retainer for non-Chair members of Compensation Committee:	7,500	7,500
Additional retainer for non-Chair members of Science Committee:	7,500	7,500
Additional retainer for non-Chair members of Nominating and Corporate Governance Committee:	7,500	7,500
Equity Compensation
Under our Compensation Program for Non-Employee Directors, we automatically grant an initial equity award having a grant date fair value of approximately $750,000 on the date the person becomes a director of the company. Further, we automatically grant an annual equity award having a grant date fair value of approximately $400,000 on the date of our annual meeting of stockholders. Initial and annual equity awards will be split between stock options and RSUs, with approximately 2/3 of the value delivered through stock options and the remaining 1/3 through RSUs.
Options granted as part of an initial or annual equity award will have an exercise price equal to the Fair Market Value (as defined in our 2018 Equity Incentive Plan) on the date of grant. Subject to the director’s continuous service on the Board, initial option awards shall vest and become exercisable in substantially equal monthly installments over 36 months and initial RSU awards shall vest in three substantially equal annual installments. Subject to the director’s continuous service on the Board, annual option and RSU awards will vest and become exercisable in full on the earlier of (i) the date that is 12 months following the date of grant or (ii) the date of the next annual stockholder meeting following the grant. Initial and annual equity awards will become fully vested and exercisable in the event that we are subject to a change in control. The foregoing notwithstanding, a new director who has received an initial equity award will not in the same calendar year receive an annual equity award.
36.

Director Compensation for Fiscal 2025
The following table sets forth information about the compensation of the non-employee members of the Board who served as a director during the year ended December 31, 2025. We did not pay any compensation for service as a director to Dr. Rosen, Dr. Berger, Dr. Higgins or Ms. Mercier in the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Options Awards(2) ($)	All Other Compensation (3) ($)	Total ($)
Kathryn Falberg	69,080	133,266	266,488	—	468,834
Yasunori Kaneko, M.D.	100,577	133,266	266,488	—	500,331
David Lacey, M.D.	87,788	133,266	312,710	30,000	563,764
Nicole Lambert	61,497	133,266	266,488	—	461,251
Patrick Machado, J.D.	55,288	133,266	266,488	—	455,042
Andrew Perlman, M.D., Ph.D.	72,788	133,266	266,488	—	472,542
Antoni Ribas, M.D., Ph.D.	55,288	133,266	312,710	20,000	521,264
(1)The amount represents the aggregate grant date fair value of restricted stock units granted during the fiscal year computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our financial statements included in our Annual Report.
(2)The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 8 to our financial statements included in our Annual Report. Each director was granted only one option award in 2025 other than Drs. Ribas and Lacey, each of whom were granted, in addition for their option award for board service valued at $266,488, an option award with a value of $46,222 to purchase 5,000 shares for service on our advisory boards. The below table summarizes the options to purchase shares of our common stock and the unvested restricted stock units held by our non-employee directors at December 31, 2025:

Name	Number of Shares Subject to Option Awards	Number of Restricted Stock Units
Kathryn Falberg	161,700	13,300
Yasunori Kaneko, M.D.	126,700	13,300
David Lacey, M.D.	172,700	13,300
Nicole Lambert	120,300	13,300
Patrick Machado, J.D.	176,700	13,300
Andrew Perlman, M.D., Ph.D.	133,700	13,300
Antoni Ribas, M.D., Ph.D.	186,700	13,300
(3)Consists of cash compensation for service on our advisory boards.
37.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2025 (in millions, except per share amounts):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a) (#) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants or Rights (b) ($ per share) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities reflected in Column (a)) (c) (#)
Approved by Stockholders (3)	14.4	$17.64	6.6
Not Approved by Stockholders (4)	5.4	$21.74	2.5
Total	19.8	$18.79	9.1
(1)Excludes 0.5 million shares, the maximum number of shares that could be purchased in the ongoing offering period under our 2018 Employee Stock Purchase Plan ("2018 ESPP") as of December 31, 2025.
(2)The weighted-average exercise price excludes shares subject to outstanding restricted stock units, which have no exercise price.
(3)The number of shares remaining available for future issuance includes shares available under our 2018 Equity Incentive Plan ("2018 Plan") and shares available under our 2018 ESPP. As of December 31, 2025, a total of 3.0 million shares remained available for future issuance under the 2018 ESPP, of which approximately 0.5 million shares are subject to purchase during the current purchase period. The maximum number of shares subject to purchase rights under the 2018 ESPP is a function of stock price and total employee contributions as of the purchase date. As such, we cannot reasonably determine the number of shares subject to purchase rights as of December 31, 2025, and such shares are not reflected in the amount subject to rights outstanding.
(4)Represents shares of our common stock issuable pursuant to the 2020 Inducement Plan (2020 Plan). The Board adopted the 2020 Plan in January 2020, as subsequently amended, pursuant to which we reserved a total of 9.0 million shares of our common stock for issuance under the 2020 Plan. The only persons eligible to receive grants of Awards under the 2020 Plan are individuals who satisfy the standards for inducement grants under NYSE Listed Company Manual Rule 303A.08; that is, generally, a person not previously an employee or director of Arcus, or following a bona fide period of non-employment, as an inducement material to the individual's entering into employment with us. An "Award" is any right to receive Arcus common stock pursuant to the 2020 Plan, consisting of non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs, or any other stock award.

The number of shares of common stock reserved for issuance under the 2018 Plan automatically increases on January 1 of each year during the term of the 2018 Plan by the lesser of (i) 3.6 million shares, (ii) 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year or (iii) a number of shares determined by the Board.
The number of shares of common stock reserved for issuance under the 2018 ESPP automatically increases on January 1 of each year during the term of the 2018 ESPP by the lesser of (i) 1.1 million shares, (ii) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or (iii) a number of shares determined by the Board.
38.

RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Audit Committee has the primary responsibility for the review, approval and oversight of any "related party transaction," which is any transaction, arrangement or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy under which our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee will take into account all of the relevant facts and circumstances available.
Certain Related-Person Transactions
The following is a description of transactions since January 1, 2025, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are elsewhere in this proxy statement:
Relationship and transactions with Gilead Sciences, Inc.
We and Gilead, a beneficial holder of more than 5% of our capital stock, are parties to the following agreements:
•Option, License and Collaboration Agreement: In 2020, we entered into an Option, License and Collaboration Agreement with Gilead (as amended the "Gilead Collaboration Agreement"). The Gilead Collaboration Agreement provides Gilead with an exclusive license to our anti-PD-1 program (including zimberelimab) and time-limited exclusive option rights to our clinical programs, for which they have exercised and currently hold for our anti-TIGIT program (including domvanalimab) and CD73 program (including quemliclustat). For each program that Gilead has exercised its option, the two companies will co-develop and equally share global development costs for such optioned program, subject to opt-outs applicable to certain programs, expense caps on our spending, true-up adjustments, our right to conduct certain independent activities and certain other exceptions. For each optioned program, provided we have not exercised our opt-out rights (if applicable), we have an option to co-promote in the United States with equal sharing of related profits and losses. Gilead has the right to exclusively commercialize any optioned programs outside of the U.S., subject to the rights of our existing partners to any territories, and Gilead will pay to us tiered royalties as a percentage of revenues ranging from the high teens to the low twenties. Further, with respect to domvanalimab, we remain eligible to receive up to $500 million in milestone payments. During the year ended December 31, 2025, we have recorded $93 million in gross cost-sharing payments from Gilead under the Gilead Collaboration Agreement. During the year ended December 31, 2025, we have incurred $123 million due to Gilead pursuant to our cost-sharing obligations.
•Investor Rights Agreement: In 2020, we entered into an Investor Rights Agreement with Gilead (as amended, the "Investor Rights Agreement"). The Investor Rights Agreement provides Gilead with the right to designate three individuals, which they have exercised, to be appointed to our board of directors. Gilead’s current director designees are Dr. Berger, Dr. Higgins and Ms. Mercier. Pursuant to the Investor Rights Agreement, we established a Science Committee and Drs. Berger and Higgins are members of our Science Committee.
•Participation in Our Underwritten Equity Offering: In February 2025, we sold through an underwritten offering, 13.6 million shares of our common stock at a price of $11.00 per share, for total gross proceeds of approximately $150 million, before deducting underwriting discounts, commissions and offering expenses. Gilead acquired shares in this offering from the underwriters for an aggregate purchase price of $15 million. As of February 19, 2025, Gilead owned approximately 29.7% of our common stock.
For more information about our collaboration with Gilead, including the Gilead Collaboration Agreement, Purchase Agreement and Investor Rights Agreement, please refer to the information disclosed in our Annual Report under "License and Collaborations—Gilead Collaboration."
39.

Employment of Relatives of Executive Officer
A son of Terry Rosen, Ph.D., our Chief Executive Officer and member of the Board, has been employed by us since February 2016, currently in the capacity of Director in our chemistry department. In 2025, he earned approximately $259,000 in annual salary and other cash compensation. In 2025, he was also granted (i) an option to purchase 2,400 shares of common stock with an exercise price of $13.33 per share and (ii) 3,600 restricted stock units. The grant date fair value of the option award and restricted stock unit award, computed in accordance with FASB ASC Topic 718 were $22,187 and $47,988, respectively. He also received other benefits consistent with other employees serving in the same capacity.
Another son of Dr. Rosen has been employed by us since November 2020, currently in the capacity of Principal Investigator in our biology department. In 2025, he earned approximately $217,000 in annual salary and other cash compensation. In 2025, he was also granted (i) an option to purchase 1,400 shares of common stock with an exercise price of $13.33 per share and (ii) 2,100 restricted stock units. The grant date fair value of the option award and restricted stock unit award, computed in accordance with FASB ASC Topic 718, were $12,942 and $27,993, respectively. He also received other benefits consistent with other employees serving in the same capacity.
A daughter-in-law of Dr. Rosen has been employed by us since March 2024, currently in the capacity of Principal Investigator in our bioinformatics department. In 2025, she earned approximately $193,000 in annual salary and other cash compensation. In 2025, she was also granted (i) an option to purchase 1,000 shares of common stock with an exercise price of $13.33 per share and (ii) 1,500 restricted stock units. The grant date fair value of the option award and restricted stock unit award, computed in accordance with FASB ASC Topic 718, were $9,244 and $19,995, respectively. She also received other benefits consistent with other employees serving in the same capacity.
40.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders may be "householding" our proxy materials. A single Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. To notify us, please direct your written request to Arcus Biosciences, Inc., Attention: General Counsel, 3928 Point Eden Way, Hayward, CA 94545, or at (510) 694-6200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request "householding" of their communications should contact their brokers.
41.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC rules, on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Terry Rosen
Terry Rosen, Ph.D.
Chief Executive Officer and Chairman of the Board

April 21, 2026
A copy of Arcus Biosciences, Inc.’s Annual Report is available without charge upon written request to: Corporate Secretary, Arcus Biosciences, Inc., 3928 Point Eden Way, Hayward, CA 94545.
42.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V94415-P48898 ARCUS BIOSCIENCES, INC. 3928 POINT EDEN WAY HAYWARD, CA 94545 !! !! !! !! ! !! ! !! 2.&#9; To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Arcus Biosciences for its fiscal year ending December 31, 2026. 3.&#9; To approve, on an advisory basis, the compensation of Arcus Biosciences' named executive officers, as disclosed in the Proxy Statement. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1.&#9; Election of Directors. ARCUS BIOSCIENCES, INC. The Board of Directors recommends you vote FOR the following proposals: &#9; Nominees: For Withhold 1a.&#9; Dietmar Berger, M.D., Ph.D. 1b.&#9; David Lacey, M.D. 1c.&#9; Nicole Lambert 1d.&#9; Johanna Mercier For Against Abstain SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RCUS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V94416-P48898 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. ARCUS BIOSCIENCES, INC. Annual Meeting of Stockholders June 11, 2026 8:30 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Terry Rosen, Ph.D. and Juan Carlos Jaen, Ph.D., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Arcus Biosciences, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM PDT on June 11, 2026, virtually at www.virtualshareholdermeeting.com/RCUS2026 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side